Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among:

TUFCO HOLDINGS, LLC,

a Delaware limited liability company;

PACKERS ACQUISITION SUB, INC.,

a Delaware corporation; and

TUFCO TECHNOLOGIES, INC.,

a Delaware corporation

Dated as of December 20, 2013

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of December 20, 2013, by and among: TUFCO HOLDINGS, LLC, a Delaware limited liability company (“Parent”); PACKERS ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”); and TUFCO TECHNOLOGIES, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The respective boards of directors of Parent, Acquisition Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

B. In furtherance of the contemplated acquisition of the Company by Parent, on the terms and subject to the conditions set forth in this Agreement: (a) Acquisition Sub shall make a cash tender offer (such tender offer, as it may be amended from time to time, being referred to in this Agreement as the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock at the Per Share Consideration (as defined in Section 1.1(a)) for each such share; and (b) after acquiring shares of Company Common Stock pursuant to the Offer, Acquisition Sub shall merge into the Company (the merger of Acquisition Sub into the Company being referred to in this Agreement as the “Merger”).

C. Parent and the Company acknowledge and agree that the Merger shall be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) if the conditions of Section 251(h) can be satisfied and shall be consummated as soon as practicable following completion of the Offer.

D. In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the Contemplated Transactions, concurrently with the execution and delivery of this Agreement certain stockholders of the Company are executing and delivering stockholder agreements in favor of Parent and Acquisition Sub (the “Stockholder Agreements”).

E. Concurrently with the execution of this Agreement, (a) Griffin Holdings, LLC, a New York limited liability company (the “Equity Investor”), has entered into the Equity Commitment Letter, dated as of the date hereof, with Parent pursuant to which the Equity Investor has agreed to provide certain financing to Parent, and (b) JPMorgan Chase Bank, N.A. (the “Lender”) has entered into the Debt Commitment Letter, dated as of the date hereof, with Parent pursuant to which the Lender has agreed to provide certain financing to Parent.

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F. Concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent and Acquisition Sub have delivered to the Company the guarantee of Griffin Holdings, LLC, a New York limited liability company (“Guarantor”), dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and Acquisition Sub under this Agreement (the “Guarantee”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1	THE OFFER

1.1 Conduct of the Offer.

(a) Parent shall cause Acquisition Sub to, and Acquisition Sub shall, use commercially reasonable efforts to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as practicable after the date of this Agreement and with the reasonable cooperation of the Company and the Company’s Representatives, within ten (10) business days after the date of this Agreement (and, in any event, within twenty (20) calendar days after the date of this Agreement). Each share of Company Common Stock accepted by Acquisition Sub in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive $6.07, net to the holder of such share in cash (the “Per Share Consideration”). The date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”

(b) The obligation of Acquisition Sub to accept for payment, and the obligation of Parent to cause Acquisition Sub to accept for payment, and pay for, any shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall be subject to (i) the condition (the “Minimum Condition”) that there shall be validly tendered (and not withdrawn) a number of shares of Company Common Stock that, together with any shares of Company Common Stock owned by Parent, Acquisition Sub or any other Subsidiaries of Parent immediately prior to the acceptance for tender of shares of Company Common Stock pursuant to the Offer, represents a majority of the Adjusted Outstanding Share Number (as defined below) and (ii) the other conditions set forth in Exhibit B. The Minimum Condition and the other conditions set forth in Exhibit B are referred to collectively as the “Offer Conditions.” For purposes of this Agreement, the “Adjusted Outstanding Share Number” shall be the sum of (1) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Acceptance Time, plus (2) an additional number of shares up to (but not exceeding) the aggregate number of shares of Company Common Stock issuable upon the exercise of all in-the-money Company Options and other rights to acquire Company Common Stock that are outstanding immediately prior to the acceptance of shares of Company Common Stock for tender pursuant to the Offer and that are vested and exercisable or will be vested and exercisable prior to the Effective Time.

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(c) Acquisition Sub expressly reserves the right, in its sole discretion, to (i) increase the Per Share Consideration and (ii) waive or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company: (A) the Minimum Condition may not be amended or waived; and (B) no change may be made to the Offer that (1) changes the form of consideration to be delivered by Acquisition Sub pursuant to the Offer, (2) decreases the Per Share Consideration, (3) decreases the number of shares of Company Common Stock to be purchased by Acquisition Sub in the Offer, (4) modifies the Offer or the Offer Conditions in a manner adverse to the stockholders of the Company or imposes conditions to the Offer in addition to the Offer Conditions, or (5) except as provided in Section 1.1(d), extends the expiration time of the Offer beyond the initial expiration time of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, (x) accept for payment all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer as soon as practicable after Acquisition Sub is permitted to do so under applicable Legal Requirements (and in any event in compliance with Rule 14e-1(c) of the Exchange Act) and (y) deliver the Per Share Consideration in payment for each share of Company Common Stock accepted for tender pursuant to the Offer.

(d)

(i) The Offer shall initially be scheduled to expire 20 business days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) (the “Initial Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8.1: (i) if, at the time as of which the Offer is scheduled to expire, any Offer Condition (other than the Minimum Condition) is not satisfied and has not been waived, then, subject to the parties’ respective termination rights under Section 8.1, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, extend the Offer on no more than two (2) occasions, each for additional successive periods of up to five (5) business days per extension (with the length of such periods to be determined by Parent), until all Offer Conditions are satisfied or validly waived in order to permit the Acceptance Time to occur (up to a maximum of ten (10) business days); provided, however, that in no event shall Acquisition Sub be required to extend the Offer to a date later than the Termination Date (as defined in Section 8.1(c)); (ii) if, at the time as of which the Offer is scheduled to expire, all Offer Conditions (other than the Minimum Condition) have been satisfied or have been waived, then, subject to the parties’ respective termination rights under Section 8.1, unless the Company and Parent shall otherwise agree, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, extend the Offer for one period of five (5) business days, until all Offer Conditions are satisfied or validly waived in order to permit the Acceptance Time to occur; provided, however, that in no event shall Acquisition Sub be required to extend the Offer to a date later than the Termination Date; and (iii) Acquisition Sub shall extend the Offer from time to time for any period required by any rule, regulation, interpretation

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or position of the SEC or the staff of the SEC applicable to the Offer (the date on which the Offer finally expires (taking into account any extensions that may be elected or required pursuant to and in accordance with this Section 1.1(d)) is referred to herein as, the “Expiration Date”). For the further avoidance of doubt, the Acceptance Time shall not be extended by any subsequent offering periods. The Offer may not be terminated prior to any then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Section 8.1. If (A) at any then-scheduled expiration of the Offer (including the Initial Expiration Date), (1) any Offer Condition shall not have been satisfied or waived and (2) no further extensions or re-extensions of the Offer have been required pursuant to this Section 1.1(d), or (B) this Agreement is terminated pursuant to Section 8.1, then, in each case, Acquisition Sub shall promptly (and, in any event, within twenty-four (24) hours following such expiration or termination, but prior to the Acceptance Time), irrevocably and unconditionally terminate the Offer. The termination of the Offer pursuant to clause (A) or (B) of the immediately preceding sentence is referred to in this Agreement as the “Offer Termination,” and the date on which the Offer Termination occurs is referred to in this Agreement as the “Offer Termination Date”. If the Offer is terminated or withdrawn by Acquisition Sub, Acquisition Sub shall promptly return, and shall cause any depository acting on behalf of Acquisition Sub to return, all tendered shares of Company Common Stock to the registered holders thereof. The parties hereto acknowledge and agree that the Offer Termination, in and of itself, shall not give rise to a right of termination of this Agreement unless and to the extent expressly provided in Section 8.1 and, notwithstanding the fact that the Offer Termination may have occurred, the rights and obligations of the parties hereto under this Agreement other than with respect to the Offer shall continue in full force and effect, including those obligations with respect to the Merger.

(ii) Subject to the terms and conditions of this Agreement, Acquisition Sub shall promptly accept for payment, and deliver consideration for, all shares of Company Common Stock that are validly tendered during any such subsequent offering period (or any extension thereof). For the avoidance of doubt, if, at any scheduled Expiration Date of the Offer, all of the Offer Conditions have been satisfied or waived in writing by Parent, and this Agreement has not otherwise been terminated in accordance with its terms, Acquisition Sub shall promptly accept for payment, and deliver consideration for, all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer in accordance with this Agreement.

(iii) As soon as practicable following the Acceptance Time the parties shall consummate the Merger without a stockholders’ meeting in accordance with Section 251(h) of the DGCL, as provided in Section 2.3.

(e) On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer and forms of the related letter of transmittal and summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent

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required by applicable Legal Requirements (including the Exchange Act and the rules and regulations thereunder). Parent and Acquisition Sub shall cause the Offer Documents to comply in all material respects with applicable Legal Requirements (including the Exchange Act and the Securities Act and the rules and regulations thereunder). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC, and Parent and Acquisition Sub shall include all additions, deletions or changes thereto suggested by the Company and its legal counsel that Parent determines, in its good faith discretion, to be appropriate. Parent and Acquisition Sub shall promptly provide the Company and its counsel with a copy of any written comments and a description of any oral comments received by Parent, Acquisition Sub or their counsel from the SEC or its staff with respect to the Offer Documents. Each of Parent and Acquisition Sub shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. Prior to responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Parent and Acquisition Sub shall provide the Company a reasonable opportunity to review and to propose comments on such document or response and shall in good faith consider all comments reasonably proposed by the Company. To the extent required by applicable Legal Requirements (including the Exchange Act and the Securities Act and the rules and regulations thereunder), (1) each of Parent, Acquisition Sub and the Company shall correct promptly any information provided by it for use in the Offer Documents to the extent that it becomes aware that such information shall be or shall have become false or misleading in any material respect and (2) Parent and Acquisition Sub shall take all steps necessary to promptly cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e).

(f) Between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for tender pursuant to the Offer, if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Consideration shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

1.2 Company Actions.

(a) The Company hereby consents to the Offer and represents and warrants to Parent and Acquisition Sub that the Company’s board of directors, at a meeting duly called and held on December 18, 2013, has by the unanimous vote of all directors of the Company (i) determined that this Agreement and the Contemplated Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) determined that neither Parent nor Acquisition Sub is an “interested stockholder” as defined in Section 203 of the

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DGCL, (iii) adopted and approved this Agreement and approved the Offer, the Merger and the other Contemplated Transactions, in accordance with the requirements of the DGCL and resolved that the Merger is governed by Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Acceptance Time, (iv) declared that this Agreement is advisable, (v) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (to the extent necessary) adopt this Agreement, and (vi) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any restriction set forth in any state takeover law or similar Legal Requirement that would otherwise apply to the Stockholder Agreements, the Offer, the Merger or any of the other Contemplated Transactions.

(b) Contemporaneously with the filing of the Schedule TO or as promptly as practicable thereafter on the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer Documents and related documents) disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.3, shall reflect the Company Board Recommendation and that shall reflect that the Merger is governed by Section 251(h) of the DGCL and shall be consummated as soon as practicable following the completion of the Offer (which, subject to Section 7, shall be immediately following the Acceptance Time). Without limiting the foregoing, the parties hereto shall use reasonable best efforts to cause the Schedule 14D-9 to be disseminated concurrently with and in the same mailing envelope as the Offer Documents. The Company shall cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with applicable Legal Requirements (including the Exchange Act and the rules and regulations thereunder). Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC, and the Company shall include all additions, deletions or changes thereto suggested by Parent and its legal counsel that the Company determines, in its good faith discretion, to be appropriate. The Company shall promptly provide Parent and its legal counsel with a copy of any written comments and a description of any oral comments received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D-9 and shall use reasonable best efforts to respond promptly to any such comments. Prior to responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent and Acquisition Sub a reasonable opportunity to review and to propose comments on such document or response and shall in good faith consider all comments reasonably proposed by Parent and Acquisition Sub. To the extent required by applicable Legal Requirements (including the Exchange Act and the rules and regulations thereunder), (i) each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that it becomes aware that such information shall be or shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, if required by applicable Legal Requirements, to be disseminated to holders of shares of Company Common Stock.

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(c) The Company shall promptly provide to Parent (i) a list of the Company’s stockholders as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date, and (ii) such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may request in connection with the Offer or the Merger. Except as may be required by applicable Legal Requirements, and except as may be necessary to disseminate the Offer Documents, Parent and Acquisition Sub shall hold in confidence, in accordance with the terms of the Confidentiality Agreement and this Agreement, any information contained in any such labels, listings and files provided by the Company to Parent.

SECTION 2	THE MERGER

2.1 Merger of Acquisition Sub into the Company. At the Effective Time (as defined in Section 2.3), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Acquisition Sub shall cease. The Merger shall be governed by Section 251(h) of the DGCL. The parties agree to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable following the Acceptance Time without a meeting of stockholders of the Company.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the properties, rights, privileges, immunities, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Acquisition Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.3 Closing; Effective Time. Subject to the satisfaction or, if permissible pursuant to applicable Legal Requirements, waiver of the conditions set forth in Section 7, the consummation of the Merger (the “Closing”) shall take place at the offices of Cooley LLP, 1333 2nd Street, Suite 400, Santa Monica, California, at 10:00 a.m. on a date to be designated by Parent, which shall be no later than the date of and immediately following the consummation of the Offer, or at such other place or at such other time or on such other date as Parent and the Company mutually agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated by causing a certificate of merger complying with Section 251 of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware on the Closing Date. The Merger shall become

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effective upon the date and time of the filing of such Certificate of Merger, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in such Certificate of Merger (the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety immediately after the Effective Time to conform to the Certificate of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Tufco Technologies, Inc.”;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any holder of shares of the Company:

(i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company or held in the Company’s treasury shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then owned of record by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 2.5(b), 2.5(c) and 2.7, each share of Company Common Stock then outstanding shall be converted into the right to receive (upon the proper surrender of the certificate representing such share or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the Per Share Consideration; and

(iv) each share of the common stock, $0.001 par value per share, of Acquisition Sub then outstanding shall be converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

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(b) Between the date of this Agreement and the Effective Time, if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Consideration shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

(c) The treatment of each Company Option shall be governed by Section 6.1 of this Agreement.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company (which shall be reasonably acceptable to the Company) to act as paying agent in the Merger (the “Paying Agent”). Promptly after the Effective Time, Parent shall deposit with the Paying Agent cash in an amount equal to the cash payable pursuant to Section 2.5 (a)(iii) and Section 6.1(a), excluding amounts applicable to Appraisal Shares. The cash amount so deposited with the Paying Agent, together with any dividends or distributions received by the Paying Agent with respect to such shares, are referred to collectively as the “Exchange Fund.” The cash in the Exchange Fund shall be invested by the Paying Agent as directed by Parent in money market funds or similar short-term liquid investments. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.5(a)(iii) and Section 6.1(a), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock, and Company Options and (ii) applied promptly to making the payments pursuant to Section 2.5(a)(iii) and Section 6.1(a). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.5(a)(iii) and Section 6.1(a), except as expressly provided for in this Agreement.

(b) Promptly after the Effective Time (and in any event no more than four (4) business days after the Effective Time), Parent will instruct the Paying Agent to promptly mail to the Persons who, immediately prior to the Effective Time, were record holders of certificates representing shares of Company Common Stock (“Stock Certificates”) or uncertificated shares of Company Common Stock represented by Book-Entry Shares, (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including, in the case of holders of Stock Certificates, a provision confirming that delivery of Stock Certificates shall be effected, and risk of loss and title to Stock Certificates shall pass, only upon delivery of such Stock Certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of Stock Certificates and Book-Entry Shares. Upon surrender of a Stock Certificate or Book-Entry Share to the Paying Agent for payment, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, (A) the holder of such Stock Certificate or Book-Entry Share shall be entitled to receive in payment therefor the consideration deliverable to such holder pursuant to Section 2.5(a)(iii),

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and (B) the Stock Certificate or Book-Entry Share so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.6(b), each Stock Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent solely the right to receive the Per Share Consideration for each share of Company Common Stock formerly evidenced by such Stock Certificate or Book-Entry Share. If any Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the delivery of any consideration with respect thereto, require the owner of such lost, stolen or destroyed Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Stock Certificate.

(c) Any portion of the Exchange Fund that remains undistributed to holders of Stock Certificates or Book-Entry Shares as of the date that is nine (9) months after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Stock Certificates or Book-Entry Shares in accordance with this Section 2.6 shall thereafter look only to Parent for satisfaction of their claims for delivery of consideration in connection with the Merger. Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(d) At the Effective Time, holders of Stock Certificates and Book-Entry Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.6.

(e) Parent, Acquisition Sub, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock pursuant to this Agreement such amounts as Parent, Acquisition Sub, the Paying Agent or the Surviving Corporation determines in good faith may be required to be deducted or withheld therefrom under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law or under any other Legal Requirement. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding anything to the contrary in this Agreement, there shall be no withholding under Section 1445 of the Code.

(f) If any Stock Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective or (ii) the date immediately

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prior to the date on which the consideration that such Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such consideration shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

2.7 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any share of Company Common Stock that, as of the Effective Time, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Section 262 of the DGCL with respect to such share (each such share, an “Appraisal Share” and, collectively, the “Appraisal Shares”) shall not be converted into or represent the right to receive the Per Share Consideration in accordance with Section 2.5(a)(iii), and the holder of such share shall be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the DGCL with respect to such share; provided, however, that if such appraisal rights shall not be perfected or the holder of such share shall otherwise lose such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Stock Certificate representing such share) the Per Share Consideration in accordance with Section 2.5(a)(iii).

(b) The Company shall give Parent (i) prompt notice of (A) any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the DGCL and (B) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument. Without limiting the generality of the foregoing, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

2.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

SECTION 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as explicitly set forth in (i) the Annual Report on Form 10-K filed by the Company with the SEC with respect to the fiscal year ended September 30, 2012, (ii) any Current Reports on Form 8-K filed by the Company with the SEC since the filing date of the

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Form 10-K referred to above, and (iii) the Quarterly Reports on Form 10-Q filed by the Company with the SEC with respect to the quarters ended December 31, 2012, March 31, 2013, and June 30, 2013, excluding any “risk factors” or similar statements that are cautionary, predictive or forward-looking in nature, in a manner where the relevance of such information to a particular representation and warranty below is readily apparent, and except as set forth in the Disclosure Schedule (it being understood that any exception or disclosure set forth in any part or subpart of the Disclosure Schedule shall be deemed an exception or disclosure, as applicable, only with respect to: (a) the corresponding Section or subsection of this Section 3; (b) the Section or subsection of this Section 3 corresponding to any other part or subpart of the Disclosure Schedule that is explicitly cross-referenced therein; and (c) any other Section or subsection of this Section 3 with respect to which the relevance of such exception or disclosure is reasonably apparent), the Company represents and warrants to Parent and Acquisition Sub as follows:

3.1 Due Organization; Subsidiaries; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(b) The Company is qualified to do business as a foreign corporation, and is in good standing (except for any jurisdiction that does not recognize such concept) under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, do not constitute a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, and does not own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(c) of the Disclosure Schedule. None of the Acquired Entities has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Except as set forth on Part 3.1(c) of the Disclosure Schedule, no Acquired Entity has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(d) Each Subsidiary is an Entity duly organized, validly existing and in good standing (or in compliance with any comparable concept in the applicable jurisdictions) under the laws of the jurisdiction of its organization, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

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3.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of the Acquired Entities (collectively the “Charter Documents”), each as currently in effect. The Company has either filed with the SEC on the SEC’s website or Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Acquired Entities’ boards of directors; and (b) any code of conduct or similar policy adopted by any Acquired Entity or by the board of directors of any Acquired Entity, or any committee of the board of directors of any Acquired Entity. No Acquired Entity has violated any of its Charter Documents.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 9,000,000 shares of Company Common Stock, of which 4,308,947 shares have been issued and are outstanding as of the date of this Agreement, 2,000,000 shares of Non-Voting Common Stock, of which no shares have been issued and are outstanding as of the date of this Agreement and 1,000,000 shares of Preferred Stock, of which no shares have been issued and are outstanding as of the date of this Agreement. The Company holds 399,794 shares of Company Common Stock in its treasury and no other shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 3.3(a) of the Disclosure Schedule: (A) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (B) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (C) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. The Company holds no repurchase right with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options).

(b) As of the date of this Agreement: (i) 234,525 shares of Company Common Stock are subject to issuance pursuant to Company Options; and (ii) 265,475 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans. Part 3.3(b)(i) of the Disclosure Schedule sets forth with respect to each Company Option outstanding as of the date of this Agreement the following information: (A) the particular plan (if any) pursuant to which such Company Option was granted; (B) the name of the holder of such Company Option; (C) the number of shares of Company Common Stock subject to such Company Option; (D) the per-share exercise price of such Company

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Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable; (G) the date on which such Company Option expires; and (H) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Options were granted by the Company, and the forms of all stock option agreements evidencing such Company Options. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Options were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 3.4(a)) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized restricted stock, restricted stock unit, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company other than as set forth in Part 3.3(b)(ii) of the Disclosure Schedule.

(c) Except as set forth in Part 3.3(c) of the Disclosure Schedule, there is: (i) as of the date of this Agreement, no outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Acquired Entities; (ii) as of the date of this Agreement, no outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Acquired Entities; or (iii) no stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d) All outstanding shares of Company Common Stock, Company Options and other securities of the Company have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e) The Company or one of its wholly-owned Subsidiaries has good and marketable title to, and is the record and beneficial owner of, all of the issued and outstanding shares of capital stock of, or other equity interests in, each of the Company’s Subsidiaries, free and clear of any Encumbrances or restrictions on transfer, other than transfer restrictions imposed thereon by applicable Legal Requirements and other than any Encumbrances granted pursuant to that certain First Amended and Restated Credit Agreement dated as of March 15, 2010 (as amended by the First through Sixth Amendments thereto), among Tufco, L.P., the Company, and JPMorgan Chase Bank N.A., as lender (as further amended in accordance with its terms from time to time, the “Credit Facility”). All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of preemptive rights.

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3.4 SEC Filings; Internal Controls and Procedures; Financial Statements.

(a) Except as set forth on Part 3.4(a) of the Disclosure Schedule, the Company has filed with the SEC all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since October 1, 2010, and all amendments thereto (the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. The Company has Made Available to Parent accurate and complete copies of each Company SEC Document (including each exhibit thereto) that is not publicly available through the SEC’s EDGAR database. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete, and comply as to form in all material respects and content with all applicable Legal Requirements. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that: (i) all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(c) The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley

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Act for the fiscal year ended September 30, 2012, and such assessment concluded that such controls were effective. Since September 30, 2012, none of the Acquired Entities nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Acquired Entities; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(d) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Entities are required by GAAP to be included in the consolidated financial statements of the Company. With respect to the financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents, since October 1, 2010, there have been no “significant” deficiencies or “material” weaknesses identified in writing by the Company or the Company’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by the Company and its consolidated Subsidiaries. The books and records of the Acquired Entities have been, and are being, maintained in all material respects in accordance with GAAP.

(e) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation SX under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors for the Company that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(f) Part 3.4(f) of the Disclosure Schedule lists all securitization transactions, special purpose entities, unconsolidated Subsidiaries, joint ventures, material minority interest investments and all other “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any of its Subsidiaries since October 1, 2010. None of the Acquired Entities has an obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

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(g) As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(h) Except as set forth on Part 3.4(h) of the Disclosure Schedule, the Company is, in all material respects, in compliance with (i) the applicable rules and regulations of the NASDAQ Stock Market LLC, (ii) the applicable listing requirements of the NASDAQ Capital Market, and (iii) the applicable provisions of the Sarbanes-Oxley Act, and has not since October 1, 2010 received any notice asserting any non-compliance with the rules and regulations of the NASDAQ Stock Market LLC, the listing requirements of the NASDAQ Capital Market or the applicable provisions of the Sarbanes-Oxley Act.

3.5 Absence of Changes. Except as set forth in part 3.5 of the Disclosure Schedule:

(a) since the date of the Year-End Balance Sheet, there has not been any Company Material Adverse Effect;

(b) since the date of the Year-End Balance Sheet, there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Acquired Entities (whether or not covered by insurance);

(c) since the date of the Year-End Balance Sheet, no Acquired Entity has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than repurchases from employees of the Acquired Entities following termination of employment pursuant to the terms of applicable pre-existing restricted stock purchase agreements;

(d) since the date of the Year-End Balance Sheet, except in the ordinary course of business consistent with past practice, no Acquired Entity has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 3.3(b) of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) since the date of the Year-End Balance Sheet, other than any acceleration of vesting occurring in accordance with the terms of any Contract in effect as of the date hereof or any Company Employee Plan, no Acquired Entity has amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Equity Plans; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

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(f) since the date of the Year-End Balance Sheet, no Acquired Entity has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any material right; except for, in each case, rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(g) since the date of the Year-End Balance Sheet, no Acquired Entity has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $20,000 in each case and $100,000 in the aggregate;

(h) since the date of the Year-End Balance Sheet, no Acquired Entity has: (i) lent money to any Person in excess of $50,000 in the aggregate (other than to employees pursuant to the terms of any Company Employee Plan); or (ii) incurred or guaranteed any indebtedness (other than (x) indebtedness for reimbursement of expenses made in the ordinary course of business, (y) accounts payable incurred in the ordinary course of business and (z) amounts owed under Contracts) in excess of $50,000 in the aggregate, other than incurrences of indebtedness under the Credit Facility;

(i) since the date of the Year-End Balance Sheet, no Acquired Entity has: (i) adopted, established or entered into any Company Employee Plan, except for individual employment or severance agreements in connection with a new hire or a termination of employment or service; (ii) caused or permitted any Company Employee Plan to be amended in any material respect; or (iii) except (x) for increases to employees other than directors or officers related to an employee’s annual performance evaluation in the ordinary course of business consistent with past practice or (y) as required by any Contract existing on the date hereof or any Company Employee Plan, materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(j) since the date of the Year-End Balance Sheet, to the Knowledge of the Company, there has been no violation of, and neither the Company’s board of directors nor any committee of the Company’s board of directors has granted any waiver with respect to, the Company’s Code of Ethics;

(k) since the date of the Year-End Balance Sheet, no Acquired Entity has changed any of its methods of accounting or accounting practices in any material respect, except as required by GAAP;

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(l) since June 30, 2013, no Acquired Entity has taken any action which, had such action been taken after the execution and delivery of this Agreement, would have breached the covenants set forth in Section 5.2; and

(m) no Acquired Entity has agreed or committed to take any of the actions referred to in clauses “(c)” through “(l)” above.

3.6 Title to Assets. The Acquired Entities own, and have good and valid title to, all assets reflected on the Year-End Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Year-End Balance Sheet) free and clear of any Encumbrances, except for: (i) any Encumbrance for current taxes not yet due and payable; (ii) Encumbrances that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Entities; and (iii) Encumbrances described in Part 3.6 of the Disclosure Schedule (clauses “(i)” through “(iii),” collectively, “Permitted Encumbrances”). An Acquired Entity is the lessee of, and holds valid leasehold interests in, all leasehold estates reflected in the Year-End Balance Sheet and has enjoyed undisturbed possession of such leasehold estates.

3.7 Receivables; Customers; Inventories; Cash.

(a) All existing accounts receivable of the Acquired Entities (including those accounts receivable reflected on the Year-End Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Year-End Balance Sheet and have not yet been collected): (i) represent, in all material respects, valid obligations of customers of the Acquired Entities arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and, to the Knowledge of the Company, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $500,000 in the aggregate).

(b) Part 3.7(b) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for more than 5% of the consolidated gross revenues of the Acquired Entities in the fiscal year ended September 30, 2012. No Acquired Entity has received any written notice or, to the Knowledge of the Company, other communication indicating that any such customer is ceasing, will cease or plans to cease dealing with the Acquired Entities.

(c) The inventory of the Acquired Entities reflected on the Year-End Balance Sheet was as of September 30, 2012, and the current inventory of the Acquired Entities net of reserves (the “Current Inventory”) is, in all material respects, in usable and saleable condition in the ordinary course of business. The Current Inventory is not, in any material respect, excessive and is, in all material respects, adequate in relation to the requirements of the businesses of the Acquired Entities, and the Current Inventory is not obsolete, slow moving, unmarketable or of limited value in relation to the businesses of the Acquired Entities, in any material respect. The

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finished goods, work in progress, raw materials and other materials and supplies included in the Current Inventory are, in all material respects, of a standard that is at least as high as the generally accepted standard prevailing in the industries in which the Acquired Entities operate.

(d) The cash equivalents and short-term investments of the Acquired Entities are liquid and unimpaired. The Year-End Balance Sheet accurately reflects the fair market value of the cash equivalents and short-term investments of the Acquired Entities as of September 30, 2012. Except as set forth in Part 3.7 (d) of the Disclosure Schedule, none of the cash, cash equivalents or short-term investments of the Acquired Entities is subject to any restriction or other Encumbrance.

3.8 Real Property; Equipment.

(a) Part 3.8(a) of the Disclosure Schedule sets forth an accurate and complete list of all real property owned by any of the Acquired Entities (the “Owned Real Property”). No other Person has title to any Owned Real Property, or the right to purchase or right of first refusal relating to the purchase of any portion of Owned Real Property.

(b) Part 3.8(b) of the Disclosure Schedule sets forth an accurate and complete description of each real property lease pursuant to which any of the Acquired Entities leases real property from any other Person (all real property leased to any Acquired Entity, including all buildings, structures, fixtures and other improvements leased to any Acquired Entity, are referred to as the “Leased Real Property.”) Accurate and complete copies of all such leases or subleases have been Made Available to Parent and each such lease or sublease is in full force and effect. The applicable Acquired Entity holds a valid and existing leasehold interest in each Leased Real Property. None of the Acquired Entities is in material breach of its obligations under such leases.

(c) The use and operation of the Owned Real Property and the Leased Real Property is in compliance in all material respects with all applicable zoning, land use, building, fire and other applicable Legal Requirements. There is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present use or operation of any Owned Real Property or Leased Real Property. There are no subleases, sublicenses, occupancy agreements or other contractual obligations that grant the right to use or occupancy of any of the Owned Real Property or Leased Real Property to any Person other than the Acquired Entities, and there is no Person in possession of any Owned Real Property or Leased Real Property other than the Acquired Entities.

(d) All items of equipment and other tangible assets owned by or leased to any Acquired Entity are, in all material respects, adequate for the uses to which they are being put, in good condition and repair (ordinary wear and tear excepted) and adequate for the conduct of the business of the Acquired Entities in the manner in which such business is currently being conducted.

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3.9 Intellectual Property.

(a) Part 3.9(a) of the Disclosure Schedule accurately identifies:

(i) in Part 3.9(a)(i) of the Disclosure Schedule: (A) each item of Registered IP that is part of the Company IP; (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; provided, however, that nothing in this Agreement shall constitute any representation or warranty by Company that any Registered IP, if an application for registration, shall proceed to grant or registration.

(ii) in Part 3.9(a)(ii) of the Disclosure Schedule: each Contract (including any Contract entered into in settlement or avoidance of litigation) pursuant to which any material Intellectual Property or Intellectual Property Right is licensed or otherwise provided (but not assigned) to the Acquired Entities (other than implied licenses to Intellectual Property Rights where any Acquired Entity receives a license to the Intellectual Property which embodies the Intellectual Property Rights, or software license agreements for any third-party software that is generally available on standard terms or is licensed under an Open Source License);

(iii) in Part 3.9(a)(iii) of the Disclosure Schedule: each material license or cross-license (other than implied licenses to Intellectual Property Rights where any Acquired Entity receives a license to the Intellectual Property which embodies the Intellectual Property Rights) to which any Acquired Entity is a party pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP, other than express or implied non-exclusive licenses granted to customers in connection with the provision or sale of products to such customers; and (B) whether these licenses, rights and interests are exclusive or nonexclusive; and

(iv) in Part 3.9(a)(iv) of the Disclosure Schedule: each domain name owned or licensed by any Acquired Entity for use in its business.

(b) To the Company’s Knowledge, no Acquired Entity is bound by, and no Company IP is subject to, any settlement, Legal Proceeding, Order or stipulation that limits or restricts, or would limit or restrict, in any material respect the ability of any Acquired Entity to use, transfer, license, exploit, assert or enforce any Company IP or that may adversely affect the validity of any Company IP differently from the manner in which such Company IP is, as of the date of this Agreement, being used by the Acquired Entities and planned by the Acquired Entities to be used. The Acquired Entities have taken sufficient reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, all material proprietary information held by the Acquired Entities, or purported to be held by the Acquired Entities, as a trade secret.

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(c) To the Knowledge of the Company, since January 1, 2010, no Person has infringed, misappropriated or otherwise violated any material Company IP, and no Person is currently infringing, misappropriating or otherwise violating, any material Company IP.

(d) Except as set forth in Part 3.9(d) of the Disclosure Schedule, to the Knowledge of the Company, neither the Acquired Entities nor any of the Company Products, since January 1, 2010, has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated (where such infringement, misappropriation, or violation has not been settled, dismissed or otherwise concluded) or currently infringes (directly, contributorily, by inducement or otherwise), misappropriates or otherwise violates any Intellectual Property Right of any other Person.

(e) (i) No infringement, misappropriation or similar claim or Legal Proceeding is pending against any Acquired Entity (other than office actions in connection with applications for Registered IP) or, to the Knowledge of the Company, threatened in writing against any Acquired Entity, and (ii) since January 1, 2010, no Acquired Entity has received any requests for indemnification or received written notice of any claims from any Person that is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Entity with respect to such claim or Legal Proceeding (excluding any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(f) Except as set forth in Part 3.9(f) of the Disclosure Schedule, the Acquired Entities have complied at all applicable times and in all material respects with all Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, user data, or Personal Data and to the Company’s Knowledge, none of (i) the execution, delivery, or performance of this Agreement or the Stockholder Agreement, (ii) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, or (iii) Parent’s possession or use of any user data, will or could reasonably be expected to result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy or Personal Data.

(g) Except for any Acquired Entities’ obligations to indemnify customers, distributors, resellers and sales representatives against third party infringement claims based on Company Products as part of the ordinary course of business, no Acquired Entity has assumed, or agreed to discharge or otherwise take responsibility for, any obligation to indemnify, defend, hold harmless or reimburse any other Person with respect to any infringement, misappropriation or similar claim relating to Intellectual Property Rights.

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3.10 Contracts.

(a) Part 3.10 of the Disclosure Schedule identifies each Company Contract that constitutes a Material Contract (as defined below). For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract imposing any material restriction on the right or ability of any Acquired Entity: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, other than restrictions that are not material individually or in the aggregate; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; (F) to bring any claim or enforce any Intellectual Property right against any Person; or (G) to transact business or deal in any other manner with any other Person;

(ii) any Contract of the type required under Section 3.9 to be identified on the Disclosure Schedule;

(iii) any Contract relating to the disposition or acquisition by any Acquired Entity of a material business unit or material amount of assets outside the ordinary course of business;

(iv) any Contract that provides for indemnification of any Indemnified Person (as defined in Section 6.2(a));

(v) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate;

(vi) any Contract (other than Contracts evidencing Company Options): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing to or imposing upon the any Acquired Entity any right of first refusal with respect to, or right or obligation to repurchase or redeem, any securities;

(vii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for (A) Contracts which do not differ materially from the standard forms Made Available by the Company to Parent, (B) any Acquired Entities’ obligations to indemnify customers, distributors, resellers and sales representatives against third party infringement claims based solely on Company Products that are contained in Company Contracts entered into in the ordinary course of business, and (C) any Acquired Entities’ obligations to indemnify certain licensors, suppliers and other vendors that are contained in Company Contracts entered into in the ordinary course of business;

(viii) any Contract containing “standstill” or similar provisions;

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(ix) any other Contract, if a breach or termination of such Contract would constitute a Company Material Adverse Effect; and

(x) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

(b) The Company has Made Available to Parent an accurate and complete copy of each Material Contract. There are no agreements, understandings, arrangements or courses of dealing between any Acquired Entity and any third party, written or oral, explicit or implicit, that could result in any Material Contract being interpreted or enforced other than in accordance with the explicit terms thereof that have been Made Available to Parent prior to the date of this Agreement.

(c) Each Material Contract is valid and in full force and effect, and is, to the Company’s Knowledge, enforceable against the applicable Acquired Entity (and to the Knowledge of the Company is enforceable against each other party thereto) in accordance with its terms, and subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(d) (i) No Acquired Entity is in material violation or breach of, or in material default under, any Material Contract; (ii) to the Knowledge of the Company, no other Person is in material violation or breach of, or in material default under, any Material Contract; (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Material Contract; or (B) give any Person the right to cancel, terminate, modify or declare a default or exercise any remedy under any Material Contract; and (iv) no Acquired Entity has received any written notice from another party to a Material Contract asserting that such Acquired Entity is in breach of or default under any such Material Contract.

3.11 Company Products.

(a) Since October 1, 2011, no Acquired Entity has received any written notice from any material supplier threatening to cease supplying products to any Acquired Entity.

(b) Except as set forth in Part 3.11(b) of the Disclosure Schedule, no Acquired Entity is bound by any Contract that limits or restricts the ability of such Acquired Entity to develop, manufacture, market or sell any Company Product for any period of time, in any territory, to or for any particular customer or group of customers or in any other material respect.

3.12 No Undisclosed Liabilities. No Acquired Entity has any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified in the Year-End Balance Sheet of the Company (or the notes thereto); (b) normal and recurring current liabilities that have been incurred by the Acquired Entities since the date of the Year-End

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Balance Sheet in the ordinary course of business and consistent with past practice; (c) liabilities in an amount not to exceed $500,000 in the aggregate; and (d) liabilities for performance of obligations of the Acquired Entities under Company Contracts, to the extent such liabilities are reasonably ascertainable from the copies of such Company Contracts Made Available to Parent prior to the date of this Agreement.

3.13 Compliance with Legal Requirements. Except as set forth on Part 3.13 of the Disclosure Schedule, the each Acquired Entity is, and at all times has, since January 1, 2011 been in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2011, no Acquired Entity has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body or other Person, or otherwise obtained Knowledge, regarding any actual or possible violation of, inquiry or investigation relating to or failure of any Acquired Entity, or any of Representative of an Acquired Entity, to comply with any material Legal Requirement, or any actual or possible violation by any Person of, or failure by any Person to comply with, any Legal Requirement relating to the Company Common Stock or the purchase or sale of Company Common Stock, or any inquiry or investigation relating to any of the foregoing.

3.14 Certain Business Practices. No Acquired Entity nor to the Company’s Knowledge, any director, officer, other employee or agent of an Acquired Entity has violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.15 Governmental Authorizations. Except as set forth on Part 3.15 of the Disclosure Schedule, (a) the Acquired Entities hold all Governmental Authorizations necessary to enable each Acquired Entity to conduct its businesses in the manner in which such businesses are currently being conducted, (b) all such Governmental Authorizations are valid and in full force and effect, and (c) each Acquired Entity is, and at all times since January 1, 2011 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2011, no Acquired Entity has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body regarding: (i) any violation of or failure to comply with any term or requirement of any such Governmental Authorization; or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.

3.16 Tax Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each material Tax Return required to be filed by or on behalf of the Company on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (taking into account any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All material amounts due with respect to the taxable periods covered by such Company Returns (whether or not shown on the Company Returns) have been or will be paid on or before the Closing Date or are being contested in good faith by appropriate

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proceedings. The Company has timely withheld and timely paid all material Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, stockholder or other Person. There are no unsatisfied liabilities of the Company (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any material Tax (other than liabilities for Taxes that are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established on the Year-End Balance Sheet).

(b) The Company has not received any notice or other communication in writing that any Company Return will be subject to an audit that has not commenced. No Legal Proceeding with respect to Tax is pending or, to the Knowledge of the Company, threatened against or with respect to the Company. There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable.

(c) The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) beginning after the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(d) Part 3.16(d) of the Disclosure Schedule sets forth each country or state in which the Company files an income Tax Return.

(e) In the two years prior to the date of this Agreement, the Company has not been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(f) The Company is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Tax law).

(g) During any open tax periods, the Company has not participated in, and is not currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) that has not been disclosed in the relevant Company Returns.

3.17 Employee and Labor Matters; Company Employee Plans.

(a) Part 3.17(a) of the Disclosure Schedule sets forth a true, complete and correct list, as of the date of this Agreement, of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits, including each incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, medical, life insurance, disability, retiree healthcare, retiree life

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insurance, stock purchase, stock options, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements provided to, or for the benefit of, any present or former director, employee or individual independent contractor (or to any dependent or beneficiary thereof) of the Company or any of its Subsidiaries, which are now maintained, sponsored or contributed to (or required to be contributed to) by the Company, any of its Subsidiaries or any of its or their ERISA Affiliates, or under which the Company or any of its Subsidiaries has any obligation or liability, whether actual or contingent (each, a “Company Employee Plan”). There are no Foreign Benefit Plans and, during the preceding six years, none of the Company or any its Subsidiaries have maintained, sponsored or contributed to a Foreign Benefit Plan. For purposes of this Agreement, the term “Foreign Benefit Plan” means those Company Employee Plans maintained, sponsored or contributed to primarily for the benefit of current or former employees of the Company or any of its Subsidiaries who are or were regularly employed outside of the United States. For purposes of this Agreement, “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Company or any of its Subsidiaries within the meaning of Section 414 of the Code.

(b) With respect to each Company Employee Plan, the Company has made available to Parent true, complete and correct copies of the following, as applicable: (i) the written document evidencing such Company Employee Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description and any summary of material modifications; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination or opinion letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or other funding arrangements; (vii) any material notices to or from the IRS or any office or representative of the Department of Labor or any other applicable Governmental Body relating to “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code or “reportable events” within the meaning of Section 4043 of ERISA; and (viii) all material amendments, modifications or supplements to such Company Employee Plan.

(c) Each Company Employee Plan is and has been administered in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements. None of the Company or any of its Subsidiaries has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that would result in a material liability to the Company. Each Company Employee Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status under the Code, or with respect to a prototype Company Employee Plan, the prototype sponsor has received a favorable IRS opinion letter and the trusts maintained pursuant to each such Company Employee Plan are exempt from federal income taxation under Section 501 of the Code, and to the Knowledge of the Company, nothing has occurred with respect to the operation of the Company Employee Plans which could reasonably be expected to result in the revocation of such determination or opinion letter.

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(d) Neither the Company nor any Subsidiary or ERISA Affiliate currently maintains, sponsors, participates in or contributes to, and, within the preceding six years, has not maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject Title IV or Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any Subsidiary or ERISA Affiliate is a party to, or is required to make any contribution to and, within the preceding six years, has not incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(e) There are no material claims pending, or to the Knowledge of the Company, threatened, by or on behalf of any Company Employee Plan, by any employee or former employee or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Company Employee Plan, except for routine individual claims for benefits in the ordinary course.

(f) Except as disclosed on Part 3.17(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any current or projected obligation or liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees (or any of their respective dependents) of the Company or any of its Subsidiaries, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable Legal Requirements

(g) Except as disclosed on Part 3.17(g) of the Disclosure Schedule, each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary and operational compliance, in all material respects, with Section 409A and the applicable guidance thereunder so as to avoid any interest, penalty or Tax under Section 409A(A)(1) of the Code. The Company has no obligation to provide for the gross-up, indemnity or reimbursement of excise Taxes or any income or other Taxes under the Code, including, without limitation, under Sections 4999 or 409A of the Code.

(h) Except as disclosed on Part 3.17(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will, either alone or in conjunction with any other event: (i) entitle any current or former director, employee or individual independent contractor of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or individual independent contractor; (iii) accelerate the time of payment, vesting or funding of any compensation, including equity compensation, due any such director, employee or individual independent contractor; (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary to any Person; or (v) result in any payments that would not be deductible under Section 280G of the Code or would result in any excise tax on any employee or independent contractor of the Company or any of its Subsidiaries under Section 4999 of the Code or any comparable Legal Requirements.

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(i) Except as would not reasonably be expected to result in any Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, employee classification, wages and hours, and occupational safety and health, including the Immigration Reform and Control Act, the Worker Adjustment Retraining Notification Act of 1988 and any similar state or local “mass layoff” or “plant closing” or redundancy Legal Requirement, the Fair Labor Standards Act, as amended, and any foreign, state or local equivalents, any Legal Requirements respecting employment discrimination, sexual harassment, disability rights or benefits, equal employment opportunity, plant closures, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, unemployment insurance and related matters. There is no unfair labor practice charge pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board.

(j) Currently and within the past two years, except as would not reasonably be expected to result in any Company Material Adverse Effect, (i) each person or entity classified by the Company or any of its Subsidiaries as an “independent contractor,” consultant, volunteer, subcontractor, “temp,” leased employee, or other contingent worker is and has been properly classified under applicable Legal Requirements, and the Company and its Subsidiaries have fully and accurately reported all payments to all independent contractors and other contingent workers on IRS Form 1099s or as otherwise required by applicable Legal Requirements; and (ii) the Company and its Subsidiaries have not incurred any unsatisfied liabilities under the Fair Labor Standards Act and any state laws governing wages, hours and overtime, except for wages for the current pay period ordinarily paid in arrears.

(k) There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. To the Knowledge of the Company, there are no pending or threatened organizational campaigns, petitions or other activities of any labor union, works council or labor organization seeking recognition as the collective bargaining representative with respect to any of the employees of the Company or any of its Subsidiaries or to compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization. There are no strikes, slowdowns, walkouts, or work stoppages pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has experienced any such strike, slowdown, walkout, or work stoppage within the past three (3) years. There has been no “mass layoff” or “plant closing” as defined by WARN within the twelve (12) months prior to the Closing.

(l) Each of the Company and each of its Subsidiaries has provided to Parent a true, correct and complete list of all officers, directors, employees and individual independent contractors of the Company and each Subsidiary earning a base salary or base compensation of

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more than $100,000 per year, showing each such individual’s name, position, annual remuneration, status as exempt/non-exempt, bonus and fringe benefits for the current and most recently completed fiscal years.

3.18 Environmental Matters.

(a) Each Acquired Entity: (i) is and has since January 1, 2010 been in compliance in all material respects with, and since January 1, 2010 has not received any written notice of any material liability under any applicable Environmental Laws (as defined below), except for any written notice of material liability which has been resolved in all material respects; and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof.

(b) No Acquired Entity has received any written notice or, to the Knowledge of the Company, other communication, from a Governmental Body that alleges that any Acquired Entity is not or might not be in compliance in any material respect with any Environmental Law, except for any written notice or other communication of alleged non-compliance which has been resolved in all material respects.

(c) (i) To the Knowledge of the Company, neither the Owned Real Property, Leased Real Property nor any other property that is or was owned or leased by any Acquired Entity, has had a Release to such property resulting in material environmental contamination of any nature caused by any Acquired Entity for which any Acquired Entity has or would reasonably be expected to have material liability pursuant to applicable Environmental Laws; (ii) none of the Owned Real Property nor Leased Real Property contains any underground storage tanks owned or operated by an Acquired Company, asbestos, equipment using PCBs or underground injection wells except in compliance in all material respects with applicable Environmental Laws; and (iii) none of the Owned Real Property nor Leased Real Property contains any septic system or other septic tanks or leach field or other impoundment area into which process wastewater or any Materials of Environmental Concern have been Released (as defined below) by any Acquired Entity except in compliance in all material respects with applicable Environmental Laws.

(d) To the Knowledge of the Company, no Acquired Entity has Released any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Laws.

(e) To the Knowledge of the Company, no Acquired Entity has sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement that would reasonably be expected to result in an Acquired Entity being required to take material “removal” or “remedial” action as detailed in any applicable Environmental Law or to make material payments for the cost of cleaning up any site.

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(f) For purposes of this Section 3.18: (i) “Environmental Law” shall mean any applicable federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other hazardous or toxic substance that is regulated by any Environmental Law; and (iii) “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

3.19 Insurance. Except as set forth on Part 3.19 of the Disclosure Schedule, the Company has Made Available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements currently in effect relating to the business, assets and operations of the Acquired Entities. Each of such insurance policies is in full force and effect. Since January 1, 2011, no Acquired Entity has received any (a) written notice or, to the Knowledge of the Company, other communication regarding any cancellation or invalidation of any such insurance policy; or (b) written notice of refusal of any coverage or rejection of any material claim under any such insurance policy. Except as set forth in Part 3.19 of the Disclosure Schedule, there is no pending workers’ compensation claim under any insurance policy of any Acquired Entity. With respect to each Legal Proceeding that has been filed against the Acquired Entities, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed the Company of its intent to do so.

3.20 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between September 30, 2012 and the date of this Agreement no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.21 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.21(a) of the Disclosure Schedule, there is not pending any material Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding that involves any Acquired Entity or any of the assets owned or used by any Acquired Entity.

(b) There is no material Order to which any Acquired Entity, or any of the assets owned or used by any Acquired Entity, is subject. To the Knowledge of the Company, no

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named executive officer of any Acquired Entity is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of the Acquired Entities.

3.22 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Offer, the Merger and this Agreement are advisable and fair to and in the best interests of the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Offer and the Merger; (c) unanimously resolved to recommend that stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement; (d) to the extent necessary, adopted a resolution having the effect of causing the Contemplated Transactions not to be subject to Section 203 of the DGCL and (e) agreed that the Agreement shall be subject to Section 251(h) of the DGCL. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.23 No Vote Required. Assuming that the Merger is effected by Parent in accordance with Section 251(h) of the DGCL, no vote of the holders of any class or series of the Company’s capital stock will be required to adopt this Agreement, approve the Merger or consummate any of the Contemplated Transactions.

3.24 Non-Contravention; Consents. Except as set forth in Part 3.24 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or the Stockholder Agreements, nor (2) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Charter Documents; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any Acquired Entity;

(b) in any material respect, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any Acquired Entity, or any of the assets owned or used by any Acquired Entity, is subject;

(c) in any material respect, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Acquired Entity or that otherwise relates to the business of the Acquired Entities or to any of the assets owned or used by the Acquired Entities;

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(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Material Contract; (ii) accelerate the maturity or performance of any such Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any such Material Contract, other than such contraventions, conflicts, violations, breaches or defaults as have not had or would not reasonably be expected to have a Company Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by any Acquired Entity, except for Permitted Encumbrances; or

(f) result in the transfer of any material asset of any Acquired Entity to any Person (except as contemplated by this Agreement).

Except as set forth in Part 3.24 of the Disclosure Schedule, no Acquired Entity is nor will be required to make any filing with, give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement by the Company, (y) the execution, delivery or performance of the Stockholder Agreements or (z) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, except as may be required by the Securities Act, the Exchange Act, the DGCL, any applicable state or foreign securities laws, any foreign antitrust Legal Requirement and the NASD Bylaws, other than such filings, notices, or Consents, the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

3.25 Fairness Opinion. The Company’s board of directors has received the written opinion of Mesirow Financial (“Mesirow”), financial advisor to the Company, dated as of December 18, 2013, to the effect that, as of the date of such opinion and subject to the matters set forth in such opinion, the Per Share Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than any Affiliates of the Company or Parent, Acquisition Sub and their respective Affiliates). The Company has furnished (solely for informational purposes) a copy of said written opinion to Parent and the Lender.

3.26 Financial Advisor. Except for Mesirow and Bryant Park Capital Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer or the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Acquired Entities.

3.27 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents and the Schedule 14D-9 are mailed to stockholders of the Company or at any time between the time the Offer Documents are filed with the SEC and the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the

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circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by the Company with respect to written information supplied by Parent or Acquisition Sub specifically for inclusion in the Schedule 14D-9 or the Proxy Statement.

3.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Acquisition Sub in connection with the Contemplated Transactions, including the accuracy, completeness or currency thereof. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Acquisition Sub or any other Person resulting from the distribution or failure to distribute to Parent or Acquisition Sub, or Parent’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Acquisition Sub in the electronic data room for Project Packers run by BMC Group and maintained by the Company for purposes of the Offer, the Merger and the other Contemplated Transactions (the “Electronic Data Room”), management presentations in expectation of the Offer, the Merger and the other Contemplated Transactions or otherwise, unless and to the extent any such information is expressly included in a representation or warranty contained in this Section 3.

SECTION 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub represent and warrant to the Company as follows:

4.1 Due Organization.

(a) Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. Parent is qualified to do business as a foreign entity, and is in good standing (except for any jurisdiction that does not recognize such concept) under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not materially and adversely affect Parent’s ability to consummate the Contemplated Transactions.

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(b) Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

4.2 Authority; Binding Nature of Agreement. Parent has the limited liability company power and authority, and Acquisition Sub has the corporate power and authority, to perform its obligations under this Agreement; and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Acquisition Sub and their respective boards of directors or managers, as applicable, and no other corporate or limited liability company proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions Contemplated Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. The vote or consent of Parent as the sole stockholder of Acquisition Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Acquisition Sub necessary to approve this Agreement, the Offer and the Merger.

4.3 Capitalization of Acquisition Sub. As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 100 shares, par value $0.0001 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Acquisition Sub was formed solely for the purpose of engaging in the Contemplated Transactions, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement.

4.4 Non-Contravention; Consents. Except as would not materially and adversely affect Parent’s or Acquisition Sub’s ability to consummate the Contemplated Transactions, neither (1) the execution, delivery or performance by Parent or Acquisition Sub of this Agreement, nor (2) the consummation by Parent or Acquisition Sub of the Offer, the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the organizational documents of Parent or Acquisition Sub; or

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(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent, Acquisition Sub or any of the assets owned or used by either of them, is subject.

Each of Parent and Acquisition Sub is not and will not be required to make any filing with, give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement by Parent or Acquisition Sub, or (y) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, except as may be required by the Securities Act, the Exchange Act, the DGCL, any applicable state or foreign securities laws, the HSR Act, any foreign antitrust Legal Requirement and the NASD Bylaws.

4.5 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents and the Schedule 14D-9 are mailed to the stockholders of the Company or at any time between the time the Offer Documents are filed with the SEC and the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Acquisition Sub with respect to written information supplied by the Company specifically for inclusion in the Offer Documents.

4.6 Delaware Law; Company Common Stock. None of Parent, Acquisition Sub or any of their respective Affiliates was an “interested stockholder” as such term is defined in Section 203 of the DGCL (other than as a result of a transaction approved by the board of directors of the Company as described in Section 203(a)(1) of the DGCL) at any time during the three year period immediately preceding the execution and delivery of this Agreement. Prior to the date of this Agreement, neither Parent nor Acquisition Sub has taken, or authorized or permitted any Representatives of Parent or Acquisition Sub to take, any action that would reasonably be expected to cause either Parent or Acquisition Sub to be deemed an “interested stockholder” as defined in Section 203 of the DGCL or otherwise render Section 251(h) of the DGCL inapplicable to the Merger. As of the date hereof, except with respect to the shares of Company Common Stock to be tendered pursuant to the Stockholder Agreements, neither Parent nor Acquisition Sub owns (directly or indirectly, beneficially or of record), and neither Parent nor Acquisition Sub is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (except as contemplated by this Agreement).

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4.7 Guarantee. Concurrently with the execution of this Agreement, Parent and Acquisition Sub have delivered to the Company the Guarantee. The Guarantee is in full force and effect and is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms (subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies) and, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guarantee.

4.8 Brokers. Except with respect to broker, finder or investment banker fees which shall be the sole responsibility of Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Offer, the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub or Guarantor.

4.9 Absence of Litigation. As of the date of this Agreement, there is no claim, action, proceeding, or investigation pending or, to the Knowledge of Parent, threatened against Parent, Acquisition Sub, the Guarantor or any of their respective affiliates or any of their respective properties or assets at law or in equity, and there are no Orders by or before any arbitrator or Governmental Body, in each case as has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.10 Financing.

(a) Parent and Acquisition Sub have received and accepted and agreed to a commitment letter dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Debt Commitment Letter”) from the Lender relating to the commitment of the Lender to provide the debt financing described therein to Acquisition Sub in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. The financing contemplated by the Debt Commitment Letter is referred to in this Agreement as the “Debt Financing”.

(b) Parent has received and accepted and agreed to a commitment letter dated as of the date hereof (the “Equity Commitment Letter”, and together with the Debt Commitment Letter, the “Commitment Letters”) with the Equity Investor relating to the commitment of the Equity Investor to provide a cash equity investment required to consummate the Offer and the Merger on the terms contemplated by this Agreement. The cash equity investment contemplated by the Equity Commitment Letter is referred to herein as the “Equity Financing”; the Equity Financing, together with the Debt Financing, is collectively referred to as the “Financing”. Complete and correct copies of the executed Commitment Letters have been provided to the Company. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereto with respect to the provisions specified therein.

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(c) Subject to its terms and conditions and assuming the satisfaction in full of all conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), the aggregate proceeds of the Financing, when funded in accordance with the Commitment Letters, will provide Acquisition Sub with acquisition financing at the Acceptance Time, or the Effective Time (as applicable) sufficient for the consummation of the transactions contemplated hereby (including the Offer and the Merger) and for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement in connection with the consummation of the transactions contemplated by this Agreement, including the payment of the Per Share Consideration in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer, all amounts to be paid pursuant to Section 2.5(a)(iii) and Section 6.1(a) and all associated costs and expenses of the Offer and the Merger (including any repayment or refinancing of indebtedness of the Company required in connection therewith).

(d) As of the date hereof, the Commitment Letters are valid, binding and in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. Each of the Commitment Letters, in the form so delivered, is a valid and binding obligation of Parent and Acquisition Sub and, in the case of the Debt Commitment Letter only and to the Knowledge of Parent, the other parties thereto, subject to: (i) the respective conditions expressly set forth therein; (ii) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (iii) rules of law governing specific performance, injunctive relief and other equitable remedies. Except for a fee letter and engagement letter (complete copies of which have been provided to the Company with only the fee amounts and certain other terms (none of which would adversely affect in any material manner the aggregate amount, conditionality, enforceability, termination or availability of the Debt Financing (except to the extent a reduction from such Debt Financing source would be offset by an increase in the Equity Financing (provided that such increase in Equity Financing is reflected in an amended Equity Commitment Letter) or in the debt or other alternative financing being made available by an alternative financing source)) redacted), as of the date hereof there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Commitment Letters and any customary engagement letters and non-disclosure agreements that do not impact the conditionality for the Financing to occur or amount of the Financing. As of the date hereof, no event or circumstance within the control of Parent or Acquisition Sub, or to the Knowledge of Parent or Acquisition Sub, no other event or circumstance has occurred or exists which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent under the terms and conditions of the Commitment Letters, other than any such default or breach that has been waived by the Lender or the Equity Investor, as the case may be, or otherwise cured in a timely manner by Parent or Acquisition Sub to the satisfaction of the Lender or Equity Investor, as the case may be; provided that Parent and Acquisition Sub are not making any representation or warranty

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regarding the effect of any inaccuracy of the representations and warranties set forth in Section 3, or the Company’s compliance hereunder. As of the date hereof, Parent or Acquisition Sub has paid in full any and all commitment fees or other fees that are due and payable on or prior to the date hereof.

(e) The obligations to make the Financing available to Acquisition Sub pursuant to the terms of the Commitment Letters are not subject to any conditions other than the conditions set forth in the Commitment Letters.

4.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4, none of Parent, Acquisition Sub or any other Person on behalf of Parent or Acquisition Sub makes any express or implied representation or warranty with respect to the Parent or Acquisition Sub or with respect to any other information provided to Parent or Acquisition Sub in connection with the Contemplated Transactions, including the accuracy, completeness or currency thereof. Neither Parent nor Acquisition Sub nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, unless and to the extent any such information is expressly included in a representation or warranty contained in this Section 4.

SECTION 5	CERTAIN COVENANTS OF THE PARTIES

5.1 Access and Investigation. During the period from the date of this Agreement through the earlier of (1) the Effective Time and (2) the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), (y) upon reasonably prior written notice and (z) to the extent permitted by applicable Legal Requirements, the Company shall, and shall cause the respective Representatives of the Acquired Entities to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Acquired Entities’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Entities; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Entities, and with such additional financial, operating and other data and information regarding the Acquired Entities, as Parent may reasonably request, provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach in any material way any agreement with any Person or group other than Parent, Acquisition Sub and their Affiliates entered into prior to the date hereof (provided, that the Company shall use its commercially reasonable efforts to obtain the consent of any such agreement’s counterparty to such inspection or disclosure), or (ii) constitute a waiver of or otherwise jeopardize the attorney-client or other privilege held by the Company so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company’s privilege with respect thereto (provided, that the Company will nonetheless provide Parent and the applicable Representatives of Parent with appropriate information regarding the factual basis underlying any circumstances

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that resulted in the preparation of such privileged analysis). During the Pre-Closing Period, the Company shall, and shall cause the Representatives of the Acquired Entities to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Acquired Entities responsible for the Company’s financial statements and the internal controls of the Company to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

(i) all material operating and financial reports prepared by the Acquired Entities for the Acquired Entities’ senior management, including copies of the unaudited monthly consolidated balance sheets of the Company and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows;

(ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

(iii) any material notice, document or other communication (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices) sent by or on behalf of any Acquired Entity to any party to any Company Contract that constitutes a Material Contract or sent to any Acquired Entity by any party to any Company Contract that constitutes a Material Contract;

(iv) any notice, report or other document filed with or sent to any Governmental Body on behalf of any Acquired Entity in connection with the Offer or the Merger or any of the other Contemplated Transactions; and

(v) any material notice, report or other document received by any Acquired Entity from any Governmental Body.

During the Pre-Closing Period, Parent shall promptly provide the Company with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of Parent or Acquisition Sub in connection with the Offer or the Merger or any of the other Contemplated Transactions. Without limiting the effect of any of the other obligations set forth in this Agreement, before filing any document with or furnishing any document to the SEC or any other Governmental Body in connection with the Offer or the Merger or any of the other Contemplated Transactions, each party shall consult with the other party regarding the proposed content of such document. All information obtained pursuant to this Section 5.1 shall be subject to the Confidentiality Agreement to the extent such information constitutes Confidential Information (as defined in the Confidentiality Agreement).

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5.2 Operation of the Company’s Business.

(a) Except in each case (x) as specifically required by any other provision of this Agreement or specifically set forth in Part 5.2(a) of the Disclosure Schedule, (y) as required by any applicable Legal Requirement, or (z) with the prior written consent of Parent, during the Pre-Closing Period: (i) the Company shall use its commercially reasonable efforts to ensure that each of the Acquired Entities conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance, in all material respects, with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts; (ii) the Company shall use commercially reasonable efforts to ensure that each Acquired Entity preserves intact its current business organization, keeps available the services of its current officers and other key employees and maintains its relations and goodwill with all material (individually or in the aggregate) suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other Persons having business relationships with such Acquired Entity; (iii) the Company shall keep in full force all insurance policies referred to in Section 3.19 (other than any such policies that are immediately replaced with substantially similar policies); and (iv) the Company shall promptly notify Parent of (A) any written notice or other communication of which the Company has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened in writing against, relating to, involving or otherwise affecting any Acquired Entity that relates to the consummation of the Offer or the Merger or any of the other Contemplated Transactions. Except in each case (x) as specifically required by any other provision of this Agreement, (y) as required by any applicable Legal Requirement, or (z) with the prior written consent of the Company, during the Pre-Closing Period, Parent shall promptly notify the Company of (A) any written notice or other communication of which Parent has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of Parent, threatened against, relating to, involving or otherwise affecting Parent or Acquisition Sub that relates to the consummation of the Offer or the Merger or any of the other Contemplated Transactions.

(b) Except in each case (x) as specifically required by any other provision of this Agreement or specifically set forth in Part 5.2(b) of the Disclosure Schedule, (y) as required by any applicable Legal Requirement, or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall not permit any of the other Acquired Entities to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, split, combine or reclassify any capital stock or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other securities;

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(ii) sell, issue, grant or deliver or authorize the sale, issuance, delivery or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any outstanding Company Option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock units, warrant or other security or any related Contract, other than any acceleration of vesting that occurs in accordance with the terms of a Company Contract in effect as of the date of this Agreement and previously Made Available to Parent;

(iv) amend or permit the adoption of any amendment to any of its Charter Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure (except that the Company may make any capital expenditure that: (A) does not exceed $25,000 individually; and (B) when added to all other capital expenditures made on behalf of the Company during the calendar month in which such capital expenditure is made, does not exceed $100,000 in the aggregate);

(vii) other than in the ordinary course of business consistent with past practices (A) enter into or become bound by, or permit any of the material assets owned or used by it to become bound by, any Material Contract or (B) amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(viii) grant any exclusive license or right with respect to any Company IP, other than any grant of Company IP that occurs in accordance with the terms of a Company Contract in effect as of the date of this Agreement and previously Made Available to Parent;

(ix) enter into, renew or become bound by, or permit any of the material assets owned or used by it to become bound by, any Contract the effect of which would be to grant to any Person following the Merger any right or license to any Intellectual Property right owned as of the date of this Agreement by any Acquired Entity;

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(x) enter into, renew or become bound by, or permit any of the material assets owned or used by it to become bound by, any Contract containing, or otherwise subjecting any Acquired Entity to, any non-competition, exclusivity or other material restriction on the operation of the business of any Acquired Entity;

(xi) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, lease or license any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Acquired Entities in the ordinary course of business and consistent with past practices), or, other than in the ordinary course of business in connection with the collection of accounts receivable, waive or relinquish any material right;

(xii) other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(xiii) other than pledges under the Company’s Credit Facility, make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or materially impair the operations of the Acquired Entities;

(xiv) permit any cash, cash equivalents or short-term investments of the Acquired Entities to become subject to any Encumbrance;

(xv) other than amounts under the Company’s Credit Facility and capital expenditures permitted under Section 5.2(b)(vi), (A) lend money to any Person, incur or guarantee any indebtedness (including capital lease obligations) (other than (x) indebtedness for reimbursement of expenses made in the ordinary course of business, (y) accounts payable incurrred in the ordinary course of business and (z) amounts owed under Contracts) or obtain or enter into any bond or letter of credit or any related Contract, in each case in excess of $10,000 individually or $50,000 in the aggregate, or (B) announce, offer, arrange, syndicate or issue any debt securities (including convertible securities) or announce, arrange or syndicate any bank financing;

(xvi) except as may be required pursuant to the terms of Company Employee Plans as in effect as of the date hereof and set forth on Part 3.17(a) of the Disclosure Schedule: (A) establish, adopt, enter into or amend any Company Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement (except that the Company may amend the Company Employee Plans to the extent required by Section 409A of the Code and other applicable Legal Requirements); (B) grant or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property), severance or remuneration payable to, any present or former director, employee

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or individual independent contractor of the Company or any of its Subsidiaries (except for any such grant, payment or increase to employees (other than directors or officers) related to an employee’s annual performance evaluation in the ordinary course of business consistent with past practice); or (C) other than advancement of expenses in the ordinary course of business, loan or advance any money or property to any present or former director, employee or individual independent contractor of the Company or any of its Subsidiaries;

(xvii) hire any employee with an annual base salary in excess of $50,000;

(xviii) other than in the ordinary course of business consistent with past practices, materially change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices (other than as required by GAAP) in any respect;

(xix) make any material Tax election, amend any material Tax Return, compromise or settle any Legal Proceeding with respect to any Tax or Tax-related matter, or enter into or obtain any Tax ruling or take any action that could reasonably be expected to have a material and adverse impact on the Tax liability of the Acquired Entities;

(xx) commence any Legal Proceeding, other than Legal Proceedings commenced for the routine collection of bills;

(xxi) settle any claim or Legal Proceeding, other than claims or Legal Proceedings against any Acquired Entity that do not relate to Tax or Tax-related matters and with respect to which the settlement involves solely the payment by an Acquired Entity of an amount less than $25,000 individually and less than $75,000 in the aggregate for all such claims and Legal Proceedings settled during the Pre-Closing Period;

(xxii) other than in the ordinary course of business consistent with past practice, pay, discharge, settle or satisfy any claims (whether or not commenced prior to the date of this Agreement), except that an Acquired Entity may pay, discharge, settle or satisfy any claim if the only obligation involved on the part of such Acquired Entity will be payment of money in an amount not to exceed $25,000 individually and not to exceed $75,000 in the aggregate for all such claims during the Pre-Closing Period; or

(xxiii) agree or commit to take any of the actions described in clauses “(i)” through “(xxii)” of this Section 5.2(b).

5.3 No Solicitation; Etc.

(a) Subject to Sections 5.3(b) and 5.3(f), during the Pre-Closing Period, the Acquired Entities shall not directly or indirectly, and shall not cause or permit any Representatives of the Acquired Entities to, directly or indirectly, (i) solicit, initiate, encourage

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or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding the Acquired Entities to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or providing for any Acquisition Transaction or accepting any Acquisition Proposal; provided, however, that none of the foregoing restrictions shall apply to the Acquired Entities’ and their Representatives’ interactions with Parent, Acquisition Sub and their respective Representatives. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by any Representative of any Acquired Entity that, if taken by the Company would constitute a breach of this Section 5.3, shall be deemed to constitute a breach of this Section 5.3 by the Company (whether or not such Representative is purporting to act on behalf of the Company).

(b) Nothing in this Agreement shall prohibit the Company or its board of directors from furnishing non-public information regarding the Acquired Entities to, or entering into discussions or negotiations (including, as a part thereof, exchanging any counterproposals) with, any Person and its Representatives in response to a written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) which the board of directors of the Company determines in good faith (after consultation with its financial advisor(s)) is, or could reasonably be expected to lead to, a Superior Proposal if (i) none of the Acquired Entities nor any Representative of the Acquired Entities shall have breached in any material respect any of the provisions set forth in this Section 5.3, (ii) the board of directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (iii) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, (A) the Company gives written notice to Parent of the identity of such Person and of the Company’s decision to furnish non-public information to, or enter into discussions or negotiations with, such Person, and (B) the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Company that are no less favorable to the Company than the confidentiality provisions and use restrictions of the Confidentiality Agreement, and (iv) contemporaneously with or prior to furnishing any such non-public information to such Person, the Company Makes Available to Parent all such non-public information (to the extent such non-public information has not been previously Made Available to Parent).

(c) If any Acquired Entity or any of its Representatives receives an Acquisition Proposal or any request for non-public information at any time during the Pre-Closing Period (other than from Parent, Acquisition Sub or their respective Representatives), then the Company shall promptly (and in no event later than one (1) business day after receipt of such Acquisition Proposal or request) advise Parent in writing of such Acquisition Proposal or

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request (including the identity of the Person making or submitting such Acquisition Proposal or request and the material terms thereof) and provide Parent with a copy of such Acquisition Proposal or request if it is in writing. The Company shall keep Parent promptly informed with respect to any material development relating to such Acquisition Proposal or request and any modification or proposed modification thereto, and provide Parent with copies of such development, modification and proposed modification if they are in writing.

(d) The Acquired Entities shall immediately cease and cause to be terminated any existing discussions between the Acquired Entities or any of their Representatives and any Person (other than Parent, Acquisition Sub and their respective Representatives) with respect to any Acquisition Proposal or Acquisition Inquiry pending as of the date of this Agreement.

(e) The Acquired Entities agree not to release any Person from, or to amend or waive any provision of, any confidentiality, “standstill,” nonsolicitation or similar agreement to which any Acquired Entity is or becomes a party or under which any Acquired Entity has or acquires any rights, and will use commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent; provided, however, that this Section 5.3(e) shall not preclude the Company from responding to an unsolicited Acquisition Proposal submitted to the Company by a party that is bound by a “standstill” agreement and shall not require the Company to enforce or cause to be enforced its rights under such “standstill” agreement relating to the submission of such unsolicited Acquisition Proposal. The Company also shall promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction to return or destroy in accordance with the terms of such confidentiality agreement all confidential information heretofore furnished to such Person by or on behalf of the Company.

(f) Notwithstanding any other provision in this Agreement to the contrary:

(i) Subject to the Company’s right to make a Recommendation Change (as defined below) to the extent permitted by Section 5.3(f)(ii) or 5.3(f)(iii), the Company (1) consents to the inclusion of the Company Board Recommendation in the Offer Documents; and (2) agrees that the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Acquisition Sub, and that no resolution of the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub shall be adopted (any such withdrawal, modification or adoption being referred to in this Agreement as a “Recommendation Change”).

(ii) A Recommendation Change may be made at any time prior to the Acceptance Time if, or, if the Offer Termination shall have occurred, the receipt of the Required Company Stockholder Vote: (i) an Acquisition Proposal is made that did not result from a breach by any Acquired Entity of any of the provisions of Section 5.3; (ii) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), (A) that such Acquisition Proposal would, if this Agreement or the

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Offer were not amended or an alternative transaction with Parent were not entered into, constitute a Superior Proposal and (B) that in light of such Acquisition Proposal, the failure to make a Recommendation Change, if this Agreement, the Commitment Letters, the Guarantee or the Offer were not amended or an alternative transaction with Parent were not entered into, would be inconsistent with the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (iii) the Company delivers to Parent a Superior Proposal Notice in accordance with Section 5.3(f)(iv) with respect to such Acquisition Proposal (including as an attachment the Specified Definitive Acquisition Agreement (as defined in Section 5.3(f)(iv)) relating to such Acquisition Proposal) and otherwise complies in all material respects with the notice, negotiation and other requirements set forth in Section 5.3(f)(iv); and (iv) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), and after taking into account any definitive written proposal submitted to the Company by Parent or Acquisition Sub to amend this Agreement, the Commitment Letters, the Guarantee or the Offer or to enter into an alternative transaction as a result of any negotiations contemplated by Section 5.3(f)(iv), that (A) such Acquisition Proposal constitutes a Superior Proposal, and (B) in light of such Acquisition Proposal, the failure to make a Recommendation Change would be inconsistent with the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(iii) A Recommendation Change may also be made at any time prior to the Acceptance Time if: (i) there shall occur or arise after the date of this Agreement a material and fundamental development or material and fundamental change in circumstances that relates to the Acquired Entities but does not relate to any Acquisition Proposal (any such material development or material change in circumstances unrelated to an Acquisition Proposal being referred to in this Agreement as an “Intervening Event”); (ii) neither the Company nor any Representative of the Company had any Knowledge of such Intervening Event or, as of the date of this Agreement, could reasonably foresee that such Intervening Event would occur; (iii) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that, in light of such Intervening Event, the failure to make a Recommendation Change, if this Agreement, the Commitment Letters, the Guarantee or the Offer were not amended or an alternative transaction with Parent were not entered into, would be inconsistent with the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (iv) a Recommendation Change is not made at any time within the period of three (3) business days after Parent receives written notice from the Company confirming that the Company’s board of directors has determined that the failure to make a Recommendation Change in light of such Intervening Event would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (v) during such three (3) business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement, the Commitment Letters, the Guarantee or the Offer or enter into an alternative transaction so that the failure to make a Recommendation Change in light of such Intervening Event would not be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable

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Legal Requirements; and (vii) at the end of such three (3) business day period, the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that the failure to make a Recommendation Change would be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Legal Requirements in light of such Intervening Event (taking into account any definitive written proposal submitted to the Company by Parent or Acquisition Sub to amend this Agreement or the Offer or enter into an alternative transaction as a result of the negotiations contemplated by clause “(vi)” above).

(iv) Notwithstanding anything to the contrary contained in Section 5.3(f)(ii), a Recommendation Change may not be made pursuant to Section 5.3(f)(ii), and this Agreement may not be terminated pursuant to Section 8.1(e), unless: (i) the board of directors of the Company shall have received an Acquisition Proposal that it has determined to be a Superior Proposal pursuant to Section 5.3(f)(ii) and shall have received from the Person making such Acquisition Proposal a definitive acquisition agreement, duly executed on behalf of such Person, providing for the consummation of the transaction contemplated by such Acquisition Proposal, or other duly executed summary of all of the terms of such Acquisition Proposal (in either case, the “Specified Definitive Acquisition Agreement”); (ii) not less than three (3) business days (or such longer period as provided below) prior to any such Recommendation Change pursuant to Section 5.3(f)(ii) and not less than three (3) business days (or such longer period as provided below) prior to any termination of this Agreement by the Company pursuant to Section 8.1(e), the Company shall have delivered to Parent a written notice (the “Superior Proposal Notice”) stating that the Company (or its board of directors) intends to take such action pursuant to Section 5.3(f)(ii) and/or Section 8.1(e) and intends to enter into the Specified Definitive Acquisition Agreement with respect to such Acquisition Proposal (it being understood and agreed that any determination to send to Parent, or actual delivery to Parent of, a Superior Proposal Notice shall not, in and of itself, constitute a Triggering Event); (iii) during the three (3) business day period commencing on the date of Parent’s receipt of such Superior Proposal Notice (as such period may be extended as provided below), the Company shall have made its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement, the Commitment Letters, the Guarantee or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; and (iv) any definitive written proposal made by Parent or Acquisition Sub to amend this Agreement or the Offer or enter into an alternative transaction during the negotiations described in clause “(iii)” above shall have been considered by the board of directors of the Company in good faith, and, after the expiration of the negotiation period described in clause “(iii)” above, the Company’s board of directors shall have determined in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that such Acquisition Proposal still constitutes a Superior Proposal; provided, however, that, in the event of any material amendment to the financial or other material terms of such Acquisition Proposal, the Company shall be required to deliver to Parent a new Superior Proposal Notice (including as attachments thereto a copy of the new Specified Definitive Acquisition Agreement relating to

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such amended Acquisition Proposal), and the negotiation period described in clause “(iii)” above shall be extended by an additional two (2) business days from the date of Parent’s receipt of such new Superior Proposal Notice, with respect to any such amendment.

(g) Nothing in this Agreement shall prohibit the Company or its board of directors from disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that unless such disclosure consists solely of a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act, the Company shall first comply with Section 5.3(f)(iii) to the extent applicable to such disclosure and such disclosure may, to the extent provided herein, constitute a Triggering Event.

5.4 Takeover Laws. The Company and its board of directors shall (a) take no action to cause any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Legal Requirement to become applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

SECTION 6	ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Options.

(a) At the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested, shall automatically (and without any action on the part of any party hereto or the holder thereof) be cancelled and cease to represent a right to acquire shares of Company Common Stock, and shall be converted into the right (each, a “Right”) to receive the following consideration, if any:

(i) if the exercise price per share of such Company Option is less than the Per Share Consideration, then an amount of cash determined by multiplying (1) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Acceptance Time, times (2) the amount by which (x) the Per Share Consideration exceeds (y) the exercise price per share of such Company Option, less applicable taxes and withholding; and

(ii) if the exercise price per share of such Company Option is equal to or greater than the Per Share Consideration, then no cash (or any other consideration therefor) shall be paid in consideration for such cancelled Company Option.

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(b) Within five (5) business days following the Effective Time, the Surviving Corporation shall send to each former holder of a Company Option a written notice setting forth the amount of cash subject to each Right in respect of a Company Option. All amounts payable, if any, pursuant to this Section 6.1 will be paid as promptly as practicable after the Effective Time, and in any event no later than ten (10) business days after the Effective Time, and Parent shall make or cause the Surviving Corporation to make such payments through the payroll system of the Surviving Corporation (and subject to any required reporting and withholding required to be made by the Surviving Corporation) in accordance with the terms of this Agreement and the applicable Company Equity Plans.

(c) Prior to the Effective Time, the Company shall use commercially reasonable efforts to take all action that may be necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 6.1 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 6.1.

(d) The Parent, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 6.1 such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold under the Code, the rules and regulations promulgated thereunder, or any provision of state or local Tax law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made.

6.2 Indemnification of Officers and Directors.

(a) Parent and the Company agree that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current (as of the Effective Time) or former directors or officers of the Company (each, an “Indemnified Person”) as provided in the Charter Documents or in any Indemnification Agreement (as defined below) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Charter Documents as in effect as of the date of this Agreement or in any Indemnification Agreements, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Person; provided, however, that all rights to exculpation, indemnification and advancement of expenses in favor of such Indemnified Person in respect of any Action (as defined in Section 6.2(b)) pending or asserted or any claim made against them within such six-year period shall continue until the final disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.2. For purposes of this Agreement, “Indemnification Agreement” shall mean any indemnification agreement between the Company and an Indemnified Person, as such agreement is in effect as of the date of this Agreement.

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(b) Without limitation of any superior rights in the Charter Documents or any Indemnification Agreement, Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Person to the fullest extent permitted by applicable Legal Requirements), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) arising out of, relating to or in connection with any action or omission by such Indemnified Person occurring or alleged to have occurred at or before the Effective Time (whether such Action is asserted or claimed prior to, at or after the Effective Time) in connection with such Indemnified Person serving as an officer or director of the Company or at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such Action.

(c) Prior to the Effective Time, the Company shall purchase and prepay a six-year “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (the “Existing D&O Policies”) with respect to matters arising at or before the Effective Time, covering without limitation the Contemplated Transactions (the “Tail Policy”); provided, however, that if such “tail” policy is not available at a cost equal to or less than 200% of the aggregate annual premiums paid by the Company during the most recent policy year for the Existing D&O Policies (the “Maximum Premium Amount”), the Company shall purchase the best coverage as is reasonably available for such amount. Parent shall cause the Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. In the event that any of the carriers issuing or reinsuring the Tail Policy shall become insolvent or otherwise financially distressed such that any of them is unable to satisfy its financial obligations under the Tail Policy at any time during the aforementioned six-year period, Parent agrees that it shall, from time to time, cause the Tail Policy to be replaced with another prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the Tail Policy, with a term extending for the remainder of such six-year period (the “New Tail Policy”); provided, however, that in no event shall the maximum amount that Parent is required to expend to obtain any New Tail Policy under this Section 6.2(c) exceed the amount by which the Maximum Premium Amount exceeds the sum of (i) the premium paid by the Company for the Tail Policy plus (ii) the aggregate premium(s) paid by Parent and the Surviving Corporation to obtain any other New Tail Policy. In such event, references in this Agreement to the Tail Policy shall be deemed to include any New Tail Policy, as applicable.

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(d) The rights of each Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the Charter Documents of the Company or the Surviving Corporation, under any other indemnification arrangement, under the DGCL or otherwise. The provisions of this Section 6.2 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons.

(e) This Section 6.2 shall be binding on Parent and the Surviving Corporation and their successors and assigns.

6.3 Regulatory Approvals and Related Matters.

(a) Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

(b) Subject to the limitations set forth in Section 6.3(c), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to the limitations set forth in Section 6.3(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Offer and the Merger and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement by such party or any of its Subsidiaries in connection with the Offer and the Merger or any of the other Contemplated Transactions; and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger or any of the other Contemplated Transactions. Each of Parent and the Company shall provide the other party with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each of Parent and the Company shall promptly deliver to the other party a copy of each such filing or other submission made, each notice given and each Consent obtained. Subject to applicable Legal Requirements and the instructions of any Governmental Body, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, from any Governmental Body and/or third party with respect to such Contemplated Transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Body in respect of any filing, investigation or other inquiry in connection with the Contemplated Transactions.

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(c) Notwithstanding anything to the contrary contained in this Section 6.3 or elsewhere in this Agreement, neither Parent nor Acquisition Sub shall have any obligation under this Agreement to take any of the following actions, if Parent determines in good faith that taking such actions could reasonably be expected to materially affect the business or interests of Parent, any of Parent’s Subsidiaries or the Surviving Corporation in any adverse way: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause the Company to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause the Company to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause the Company to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment, or to commit to cause the Company to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Offer or the Merger or any of the other Contemplated Transactions.

6.4 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of the discovery by the Company of: (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the Offer Conditions or the conditions set forth in Section 7 impossible or would make the failure of any such condition reasonably likely; provided, that the Company’s failure to comply with the covenants set forth in (i) and (ii) above will not, in and of itself, cause item (c) of the Offer Conditions not to be satisfied unless such failure to comply with such covenants has had or is reasonably expected to have a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 6.4(a) or any information or knowledge obtained pursuant to Section 5.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of the discovery by Parent of: (i) any event, condition, fact or circumstance that

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occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent or Acquisition Sub in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent or Acquisition Sub in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent or Acquisition Sub; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the Offer Conditions or the conditions set forth in Section 7 impossible or would make the failure of any such condition reasonably likely. No notification given to the Company pursuant to this Section 6.4(b) or any information or knowledge obtained pursuant to Section 5.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or Acquisition Sub contained in this Agreement.

6.5 Public Announcements. Parent and the Company shall consult with one another before any press release is issued by a party hereto or any public statement is made by a party hereto with respect to the Offer, the Merger or any of the other Contemplated Transactions, provided, however, that each party may issue any such press releases or make any such public statements without any such consultation in connection with any dispute between the parties hereto regarding this Agreement or the Contemplated Transactions. Except as otherwise required or permitted by this Agreement, the parties to this Agreement shall not, and shall not permit any of their respective Subsidiaries or Representatives to, make any public disclosure regarding the Offer, the Merger or any of the other Contemplated Transactions unless (a) the other parties shall have approved such disclosure (which approval shall not be unreasonably withheld, conditioned or delayed) or (b) such disclosure is required by applicable Legal Requirements or applicable stock exchange rules or any listing agreement of any party hereto.

6.6 Stockholder Litigation. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any stockholder litigation (including any class action or derivative litigation) against the Company and/or any of its directors or officers relating to this Agreement, the Offer, the Merger or any of the other Contemplated Transactions or the Stockholder Agreements, and no compromise or full or partial settlement of any such litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.7 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) in connection with the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

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6.8 Employee Matters.

(a) From and after the Effective Time, Parent shall give or cause to be given to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) full credit for purposes of eligibility to participate and vesting (but excluding benefit accruals other than benefit accruals for purposes of severance pay and vacation pay) under any employee benefit plans and arrangements provided, maintained or contributed to by Parent or any of its Subsidiaries (any such plans, “Parent Plans”) for the benefit of Continuing Employees, for such Continuing Employee’s service with the Company or any of its Subsidiaries, to the same extent recognized by the Company or any of its Subsidiaries immediately prior to the Effective Time under a comparable Company Employee Plan, except to the extent such credit would result in duplication of benefits. Nothing contained herein shall be deemed to limit the right of Parent or the Surviving Corporation following the Effective Time to terminate the employment of any Continuing Employee in accordance with applicable Law and in accordance with the terms of such Continuing Employee’s employment and/or severance agreement, if any.

(b) With respect to any Parent Plan that is an employee welfare benefit plan in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, (i) waive or cause its insurance carriers to waive, all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents and beneficiaries under such Parent Plan to the extent waived or satisfied under the applicable corresponding Company Employee Plan and (ii) to the extent any Continuing Employees participate in any Parent Plan that is a health, medical or dental plan, provide such Continuing Employee and his or her eligible dependents and beneficiaries with credit under such Parent Plan for any deductibles and out-of-pocket expenses paid under the corresponding Company Employee Plan for the calendar year in which the Closing occurs, towards applicable deductibles and annual out-of-pocket limits for expenses incurred for the calendar year in which the Closing occurs under such Parent Plan.

6.9 Financing.

(a) Subject to the terms and conditions of this Agreement, Parent and Acquisition Sub shall use reasonable best efforts to cause to be taken all actions necessary to obtain the Financing on the terms and subject to the conditions described in the Commitment Letters, or any alternative financing, including using reasonable best efforts to: (i) maintain in effect the Commitment Letters and negotiate and enter into Financing Agreements (as defined in Section 6.9(d)) on the terms and conditions contained in the Commitment Letters, or enter into Financing Agreements with respect to any alternative financing as set forth in Section 6.9(d); (ii) comply with the terms of the Commitment Letters and satisfy on a timely basis (or obtain waiver of) all material conditions precedent to funding under the Financing applicable to Parent in such definitive agreements that are within Parent’s control; and (iii) cause the Financing to be consummated at such time or from time to time as is necessary for Parent to satisfy its obligations under this Agreement.

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(b) Parent and Acquisition Sub shall have the right from time to time to amend (including, by adding or replacing lenders, lead arrangers, bookrunners, syndication agents or similar entities), replace, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter and/or substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources; provided, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter that amends the Debt Financing and/or substitution of all or any portion of the Debt Financing shall not, without the prior written consent of the Company: (a) reduce the aggregate amount of the Financing, excluding changes in the amount of fees to be paid or original issue discount of the Debt Financing (except to the extent a reduction from such Financing source would be offset by an increase in another portion of the Financing (if such increase is in the Equity Financing, such increase shall be reflected in an amended Equity Commitment Letter delivered to the Company) or in the debt or other alternative financing being made available by an alternative financing source) or (b) impose new or additional conditions or expand, amend or modify any of the conditions to the receipt of the Financing in a manner adverse to the Company or otherwise be reasonably likely to (i) prevent or delay or impair the ability of Parent to consummate the Offer, the Merger and the other Contemplated Transactions or (ii) adversely impact the ability of Parent or Acquisition Sub to enforce its rights against the other parties to the Financing Commitments in each of clauses (i) and (ii) in any material respect. Parent shall not release or consent to the termination of the obligations of the lenders under the Debt Commitment Letters, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Debt Commitment Letters.

(c) Parent and Acquisition Sub shall give the Company prompt notice (x) of any breach or default by any party to any of the Commitment Letters or Financing Agreements of which Parent or Acquisition Sub become aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any financing source with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any of the Commitment Letters or Financing Agreements (2) material dispute or disagreement between or among any parties to any of the Commitment Letters or Financing Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Effective Time or the Acceptance Time (as applicable), and (z) if at any time for any reason Parent or Acquisition Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Letters or Financing Agreements.

(d) In the event that any portion of the Financing becomes or could become unavailable in the manner or from the sources contemplated in the Commitment Letters, Parent and Acquisition Sub shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the Contemplated Transactions upon terms (including any flex provisions) no less favorable in the aggregate to

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Parent in any material respect, Acquisition Sub and the Company than those in the Commitment Letters, as promptly as practicable following the occurrence of such event. The definitive agreements entered into pursuant to the first sentence of this Section 6.9(d) or Section 6.9(a)(i) are referred to in this Agreement, collectively, as the “Financing Agreements.”

(e) Parent shall (i) furnish the Company complete, correct and executed copies of the Financing Agreements or any alternative financing agreement promptly upon their execution, in each case only to the extent the same become effective prior to the Closing, and (ii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any alternative financing); provided, that Parent shall be under no obligation to disclose any information that is subject to an attorney-client privilege or protection.

(f) Prior to the Acceptance Time, the Company shall, and shall cause each of its Subsidiaries and the Representatives of the Acquired Entities to: (x) provide to Parent such cooperation as may be reasonably requested by Parent to assist Parent in causing the conditions to funding any Financing to be satisfied; and (y) provide other cooperation as is otherwise reasonably requested by Parent in connection with any Financing. Without limiting the foregoing, the Company shall (and shall cause each of its Subsidiaries and the Representatives of the Acquired Entities to), at Parent’s expense:

(i) assist in the marketing efforts of Parent, including by causing the Company’s senior management, finance department and other Representatives to participate in meetings, presentations (including marketing (or similar presentations) and lender and other investor presentations), sessions with rating agencies and due diligence sessions (including accounting due diligence) in connection with any Financing;

(ii) provide (and assist in the preparation of) information necessary or appropriate in connection with the preparation of customary bank information memoranda and similar documents as may be requested or required in connection with any Financing, including the syndication thereof;

(iii) to the extent necessary or advisable to cause any alternative financing set forth in Section 6.9(d) to be funded, upon Parent’s request as promptly as practicable furnish Parent and the providers of any Financing with the Company’s consolidated quarterly and monthly financial statements (including financial statements for the months ended September 30, 2013 and October 30, 2013 and for each month thereafter) in the form requested by Parent;

(iv) cause the Company’s independent public accountants to cooperate with Parent’s reasonable efforts to obtain any Financing;

(v) execute and deliver definitive financing agreements, including pledge and security documents or other certificates, or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral; provided that no obligation of the Acquired Entities under any such agreement, document or pledge shall be effective until the Acceptance Time;

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(vi) obtain surveys and title insurance reasonably requested by Parent;

(vii) take all corporate actions, subject to the occurrence of the Acceptance Time, reasonably requested by Parent to permit the consummation of the Financing;

(viii) use reasonable best efforts to cooperate with Parent’s efforts to obtain consents, landlord waivers and estoppels, non-disturbance agreements and other necessary financing-related agreements (including providing reasonable access to Parent and its Representatives to all Owned Real Property and Leased Real Property) as reasonably requested by Parent;

(ix) provide all information and access to properties, books and records of the Acquired Entities reasonably requested by Parent or the sources of any Financing or their Representatives, including permitting the prospective lenders involved in any Financing to perform customary due diligence and to evaluate the Acquired Entities’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; and

(x) furnish all documentation and other information required by any Governmental Body in connection with any Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

provided, however, that, notwithstanding the above, (A) nothing in this Section 6.9(f) shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or any of its Subsidiaries, (B) no obligation of the Company or any of its Subsidiaries or Representatives under any certificate, document or instrument delivered pursuant to this Section 6.9 shall be effective until the Effective Time and none of the Company, any of its Subsidiaries or any of its Representatives shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (C) none of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Financing or any of the foregoing in this Section 6.9 prior to the Effective Time, (D) none of the Company or any of its Subsidiaries shall be required to take any action under this Section 6.9 that would subject it to actual or potential liability under any loan agreement and related documents unless and until the Closing occurs (other than execution and delivery of the authorization letters referred to above, if any), (E) none of the Company or any of its Subsidiaries shall be required to take any action under this Section 6.9 that will (1) conflict with or violate the Company’s organizational documents or any Legal Requirements or (2) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party and

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(F) none of the Company or any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries; provided that, the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not, in the Company’s reasonable determination, waive such privilege. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with this Section 6.9(f) and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for and against any and all losses or liabilities actually suffered or incurred by them in connection with the arrangement of the Financing or any alternative financing, any action taken by them at the request of Parent pursuant to this Section 6.9(f) and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), except, in each case, insofar as such loss or liability (i) arose out of or resulted from the fraud, willful misconduct, gross negligence, bad faith or intentional misrepresentation of the Company, its Subsidiaries or their respective Representatives, (ii) directly resulted from the breach of any of the obligations of the Company, its Subsidiaries or their respective Representatives under this Agreement or (iii) that was agreed to in a settlement without the written consent of Parent (such consent not to be unreasonably withheld or delayed).

(g) The Company hereby consents to the use of the trademarks, service marks and logos of the Acquired Entities in connection with any Financing, provided that they are used solely in a manner not intended or reasonably likely to harm the Company, its reputation or goodwill.

SECTION 7	CONDITIONS PRECEDENT TO THE MERGER

7.1 Conditions to the Obligations of Each Party. The respective obligations of the parties to effect the Merger are subject to the satisfaction or (to the extent permitted by applicable Legal Requirements) waiver, at or prior to the Effective Time, of each of the following conditions:

(a) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body having authority over Parent, Acquisition Sub or any Acquired Entity and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger by a Governmental Body having authority over Parent, Acquisition Sub or any Acquired Entity that makes consummation of the Merger illegal; provided, however, that prior to invoking this Section 7.1(a), each party shall have used its reasonable best efforts to have any such injunction, order or Legal Requirement or other prohibition lifted; and

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(b) Consummation of Offer. Acquisition Sub shall have accepted for payment and paid for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer (including any “subsequent offering period” provided by Acquisition Sub pursuant to this Agreement); provided, however, that neither Parent nor Acquisition Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Acquisition Sub fails to purchase any shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

SECTION 8	TERMINATION

8.1 Termination. This Agreement may be terminated:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either Parent or the Company at any time prior to the Effective Time if any U.S. court of competent jurisdiction or other U.S. Governmental Body having authority over Parent, Acquisition Sub or the Company shall have issued a final and nonappealable judgment, order, injunction, writ or decree, or shall have taken any other action, having the effect of (i) permanently restraining, enjoining or otherwise prohibiting prior to the Acceptance Time, the acquisition of, or the acceptance for payment or the delivery of consideration for, shares of Company Common Stock pursuant to the Offer, (ii) prior to the Acceptance Time, making the acquisition of or delivery of consideration for shares of Company Common Stock pursuant to the Offer illegal, or (iii) prior to the Effective Time, making the consummation of the Merger illegal; provided, however, that (1) the party to this Agreement seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used commercially reasonable efforts to resist or lift such judgment, order, injunction, writ or decree and (2) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such judgment, order, injunction, writ or decree is attributable to the failure of such party to fulfill any of its obligations under this Agreement;

(c) by either Parent or the Company if the Acceptance Time shall not have occurred on or before February 28, 2014 (the “Termination Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Acceptance Time to occur on or prior to the Termination Date is attributable to the failure of such party to fulfill any of its obligations under this Agreement; provided further that, if, on the original Termination Date, the Offer is pending and the condition set forth in clause “(f)” of Exhibit B shall not have been satisfied or fulfilled but all other conditions to the Offer shall have been satisfied or fulfilled or shall be capable of being satisfied or fulfilled, then the Termination Date shall automatically be extended until June 30, 2014;

(d) by Parent at any time prior to the Acceptance Time, if a Triggering Event shall have occurred;

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(e) by the Company at any time prior to the Acceptance Time, in order to accept a Superior Proposal and enter into the Specified Definitive Acquisition Agreement relating to such Superior Proposal, if (i) such Superior Proposal shall not have resulted from a breach by the Company of any of the provisions of Section 5.3, (ii) the Company and its board of directors shall have satisfied in all material respects all of the notice, negotiation and other requirements set forth in Section 5.3(f) with respect to such Superior Proposal and the negotiation period(s) described in Section 5.3(f)(iii) shall have expired, (iii) the Company shall have, or shall have caused to be, paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(c), and (iv) the Company enters into the Specified Definitive Acquisition Agreement relating to such Superior Proposal immediately following the termination of this Agreement;

(f) by Parent at any time prior to the Acceptance Time, if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in either case such that the condition set forth in clause “(a)” of Exhibit B or the condition set forth in clause “(b)” of Exhibit B would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in clause “(c)” of Exhibit B would not be satisfied; provided, however, that if such inaccuracy or breach is curable by the Company within 30 days after receiving notice thereof and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach (1) during the 30-day period commencing on the date on which the Company receives notice of such inaccuracy or breach or (2) after such 30-day period if such inaccuracy or breach shall have been cured in a manner such that such inaccuracy or breach no longer results in the applicable condition set forth in Exhibit B; or

(g) by the Company at any time prior to the Acceptance Time, if: (i) any of Parent’s or Acquisition Sub’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in either case such that it constitutes a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all “Parent Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded); or (ii) any of Parent’s or Acquisition Sub’s covenants contained in this Agreement shall have been breached such that it would constitute a Parent Material Adverse Effect, provided, however, that if any inaccuracy or breach described in clause “(i),” or clause “(ii)” above is curable by Parent

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or Acquisition Sub within 30 days after receiving notice thereof and Parent is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach (1) during the 30-day period commencing on the date on which Parent receives notice of such inaccuracy or breach or (2) after such 30-day period if such inaccuracy or breach shall have been cured in a manner such that such inaccuracy or breach no longer has a Parent Material Adverse Effect.

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party pursuant to Section 8.3 at or prior to the time of such termination shall have been paid in full.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, the last sentence of Section 6.9(f), Section 8.3 and Section 9 (and the Guarantee and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the termination of this Agreement shall not relieve any party from any liability for any prior material breach of any covenant or obligation contained in this Agreement and shall not relieve any party from any liability for any material breach of any representation or warranty contained in this Agreement, in each case to the extent provided by, and subject to the limitations of, Section 8.3, and (c) no termination of this Agreement shall in any way affect any of the parties’ rights or obligations with respect to any shares of Company Common Stock accepted for payment pursuant to the Offer prior to such termination.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not any shares are purchased pursuant to the Offer and whether or not the Merger is consummated, it being understood that Parent shall fund at the Closing up to $1,800,000.00 (the “Transaction Expenses”) to pay the transaction fees and expenses of the Company as designated by the Company in its sole discretion, which shall consist only of legal fees, investment banking fees, the contractual management termination fees and management discretionary bonuses related to the transactions contemplated by this Agreement. Any Transaction Expenses of the Company not within one of the foregoing categories (including any possible litigation costs) shall be paid by the Company. For the avoidance of doubt, in no event shall all or any portion of the Transaction Expenses be payable by Parent or Acquisition Sub in the event the Closing does not occur.

(b)

(i) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c), and (B) at or prior to the time of the termination of this Agreement an

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Acquisition Proposal shall have been publicly disclosed, announced or commenced (and not withdrawn at least five (5) business days prior to the time of termination), and (C) within one (1) year after the date of termination of this Agreement, (1) an Acquisition Transaction is consummated or (2) a definitive agreement contemplating an Acquisition Transaction is executed and such Acquisition Transaction is ultimately consummated, then the Company shall pay to Parent, in cash at the time such Acquisition Transaction (as it may have been modified, including any other Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) is consummated, a nonrefundable fee in the amount of $1,500,000 (the “Termination Fee”); provided, however, that for purposes of clause “(C)” above, all references to “15%” in the definition of Acquisition Transaction shall be deemed to refer to “50%”.

(ii) If this Agreement is terminated by Parent pursuant Section 8.1(f), then the Company shall pay to Parent, a nonrefundable fee in the amount of $750,000 (the “Unintentional Breach Termination Fee”) within two (2) business days after such termination; provided, however, if the breach by the Company giving rise to such termination right by Parent is the direct result of an intentional breach of a representation, warranty or covenant contained in this Agreement, then the Company shall instead pay a nonrefundable fee in the amount of the Termination Fee. In no event shall Parent be entitled to more than one fee under this Section 8.3(b)(i) and 8.3(b)(ii).

(c) If this Agreement is terminated (i) by Parent at any time pursuant to Section 8.1(d) based upon the occurrence of a “Triggering Event”, or (ii) by the Company pursuant to Section 8.1(e), then the Company shall pay to Parent, in cash at the time specified in the next sentence, the Termination Fee. In the case of any termination of this Agreement by Parent pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company within two (2) business days after such termination; and in the case of termination of this Agreement by the Company pursuant to Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Company at or prior to the time of such termination.

(d) If this Agreement is terminated by:

(i) Parent pursuant to Section 8.1(c) and: (A) at the time of such termination, each of the Offer Conditions has been satisfied or waived (other than: (1) the condition set forth in clause “(i)” of Exhibit B (the “Funding Condition”) unless, between the seventh and fifth business day immediately prior to the Termination Date, Parent, acting reasonably and in good faith, believes (and publicly announces such belief) that it or Acquisition Sub will receive the Financing by the Termination Date (which public announcement shall not have been subsequently adversely modified or withdrawn) in which case the Minimum Condition must also have been satisfied); (2) the condition set forth in clause “(j)” of Exhibit B; and (3) the Minimum Condition); (B) at the time of such termination, Parent and Acquisition Sub have not received the Financing; and (C) the failure of Parent and Acquisition Sub to receive the Financing is not attributable to a breach by the Company of: (1) Section 6.9(f); or (2) any covenant or obligation of the Company contained in this Agreement or any other action or failure to act of the Company, in each case, that has caused any condition set forth in the Commitment Letter not to be satisfied; or

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(ii) the Company pursuant to Section 8.1(c) and: (A) at the time of such termination, each of the Offer Conditions has been satisfied or waived (other than: (1) the Funding Condition, unless, between the seventh and fifth business day immediately prior to the Termination Date, Parent, acting reasonably and in good faith, believes (and publicly announces such belief) that it or Acquisition Sub will receive the Financing by the Termination Date (which public announcement shall not have been subsequently adversely modified or withdrawn) in which case the Minimum Condition must also have been satisfied); (2) the condition set forth in clause “(j)” of Exhibit B; and (3) the Minimum Condition); (B) at the time of such termination, Parent and Acquisition Sub have not received the Financing; (C) the failure of Parent and Acquisition Sub to receive the Financing is not attributable to a breach by the Company of: (1) Section 6.9(f); or (2) any covenant or obligation of the Company contained in this Agreement, in each case, that has caused any condition set forth in the Commitment Letter not to be satisfied; and (D) the Company shall have given Parent written notice at least two business days prior to termination stating the Company’s intention to terminate this Agreement pursuant to Section 8.1(c) (and the basis for such termination);

then, in each case, Parent shall pay to the Company, a non-refundable fee in the amount of $750,000 (the “Reverse Termination Fee”).

(iii) If this Agreement is terminated by the Company pursuant to Section 8.1(g), then the Parent shall pay to the Company, the Reverse Termination Fee; provided, however, if the breach by Parent giving rise to such termination right is the direct result of an intentional breach by Parent of a representation, warranty or covenant contained in this Agreement, then Parent shall instead pay to the Company, a nonrefundable fee in the amount of $1,500,000 (the “Intentional Breach Reverse Termination Fee”). In no event shall Parent or Company be entitled to more than one fee under this Section 8.3.

(iv) In the case of the termination of this Agreement by the Company pursuant to Section 8.1(c) or Section 8.1(g) under the circumstances set forth in Section 8.3(d)(ii) or 8.3(d)(iii), the Reverse Termination Fee or the Intentional Breach Reverse Termination Fee, as applicable, shall be paid by Parent in cash within two business days after such termination and, in the case of the termination of this Agreement by Parent pursuant to Section 8.1(c) under the circumstances set forth in Section 8.3(d)(i), the Reverse Termination Fee shall be paid by Parent in cash at or prior to the time of such termination.

(e) Notwithstanding anything to the contrary contained in this Agreement, but subject to the Company’s right to seek specific performance under Section 9.13, if this Agreement is terminated under the circumstances set forth in Section 8.3(d)(i) or Section 8.3(d)(ii) or Section 8.3(d)(iii), the Company’s right to receive the Reverse Termination Fee or the Intentional Breach Reverse Termination Fee, as the case may be, pursuant to Section 8.3(d) from Parent or the Guarantor pursuant to the Guarantee shall be the sole and exclusive remedy of

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the Acquired Entities and their respective stockholders and Affiliates against Parent, the Guarantor or any of their respective Affiliates for, and the Acquired Entities (on their own behalf and on behalf of their respective stockholders and Affiliates) shall be deemed to have waived all other remedies (including equitable remedies) in connection with this Agreement, the Financing Agreements, the Equity Commitment Letter or the Guarantee (and the termination hereof) or the transactions contemplated hereby and thereby (and the abandonment or termination thereof) and upon payment by Parent of the Reverse Termination Fee or the Intentional Breach Reverse Termination Fee, as the case may be, pursuant to Section 8.3(d), neither Parent nor any of its Affiliates shall have any further liability or obligation (under this Agreement or otherwise) (except that Parent shall also be obligated for any of its expense reimbursement and indemnification obligations contained in Section 6.9(f)) relating to or arising out of this Agreement or any of the Contemplated Transactions, and, in no event shall any Acquired Entities (and the Company shall ensure that the Acquired Entities’ Affiliates do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with this Agreement or the Contemplated Transactions; provided, however, that in the case the Company elects to receive the Reverse Termination Fee pursuant to Section 8.3(d)(i) or Section 8.3(d)(ii) or the Intentional Breach Reverse Termination Fee pursuant to Section 8.3(d)(iii), then the Company’s right to receive such fee shall be the sole and exclusive remedy of the Acquired Entities and their respective stockholders and Affiliates against the Parent, the Guarantor or any of their respective Affiliates and the Company shall not be entitled to seek specific performance under Section 9.13.

(f) Notwithstanding anything to the contrary contained in this Agreement, but subject to Parent’s right to seek specific performance under Section 9.13, if this Agreement is terminated under the circumstances set forth in Section 8.3(b) or Section 8.3(c), the Parent’s right to receive the Termination Fee or the Unintentional Breach Termination Fee, as the case may be, pursuant to Section 8.3(b) or Section 8.3(c) shall be the sole and exclusive remedy of Parent, Acquisition Sub and their respective stockholders and Affiliates against the Acquired Entities or any of their respective Affiliates for, and Parent and Acquisition Sub (on their own behalf and on behalf of their respective stockholders and Affiliates) shall be deemed to have waived all other remedies (including equitable remedies) in connection with this Agreement, the Financing Agreements, the Equity Commitment Letter or the Guarantee (and the termination hereof) or the transactions contemplated hereby and thereby (and the abandonment or termination thereof) and, upon payment by the Company of the Termination Fee or the Unintentional Breach Termination Fee, as applicable, pursuant to Section 8.3(b) or Section 8.3(c), no Acquired Entity nor any of their respective Affiliates shall have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement or any of the Contemplated Transactions, and, in no event shall Parent or Acquisition Sub seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with this Agreement or the Contemplated Transactions; provided, however, that in the case this Agreement is terminated by Parent pursuant to Section 8.1(d) or by the Company pursuant to Section 8.1(e), then Parent’s

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right to receive the Termination Fee shall be the sole and exclusive remedy of Parent, Acquisition Sub and their respective stockholders and Affiliates against the Acquired Entities or any of their respective Affiliates and Parent shall not be entitled to seek specific performance under Section 9.13.

(g) If either fails to pay when due any amount payable under this Section 8.3, then (i) such party shall reimburse the other party for all reasonable costs and expenses (including fees and disbursements of legal counsel) actually incurred in connection with the collection of such overdue amount and the enforcement by such party of its rights under this Section 8.3, and (ii) such party shall pay to the other party interest on any amount that is overdue (for the period during which such amount is overdue) at a rate per annum equal to 300 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such amount was originally required to be paid.

SECTION 9	MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which under applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Parent Guarantee. Parent shall cause Acquisition Sub to comply in all respects with each of its representations, warranties, covenants, obligations, agreements and undertakings pursuant to or otherwise in connection with this Agreement, the Offer, the Merger and the other Contemplated Transactions.

9.3 Waiver.

(a) At any time prior to the Effective Time, Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any uncured inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which would require the approval of the Company’s stockholders under applicable Legal Requirements without the approval of such stockholders.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right,

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privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Acceptance Time.

9.5 Entire Agreement; Counterparts. Without limiting Section 8.2, this Agreement (including all exhibits, annexes and appendices hereto) and the other agreements referred to in this Agreement, including the Disclosure Schedule, the Confidentiality Agreement, the Guarantee, and the Commitment Letters, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the provisions of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.6 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (a) irrevocably consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) (such courts, collectively, the “Delaware Courts”) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Delaware Court, (c) irrevocably waives the right to a trial by jury and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Delaware Court.

9.7 Disclosure Schedule. The fact that any item of information is disclosed in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Disclosure Schedule shall not be deemed an admission that such item is material or that such item constitutes or is reasonably likely to result in a Company Material Adverse Effect. The Disclosure Schedule shall be arranged in separate parts corresponding to the sections contained in Section 3 or Section 5.2. However, descriptive headings in the Disclosure Schedule are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this

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Agreement. Nothing contained in the Disclosure Schedule shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding.

9.8 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.9 Assignability; Third Party Beneficiaries. This Agreement shall be binding upon, and except as otherwise provided in Section 6.2, shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by any party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever upon any Person (other than (i) the parties hereto, (ii) the Indemnified Persons to the extent of their respective rights pursuant to Section 6.2, (iii) after the Effective Time, the Company’s stockholders and the holders of Company Options may enforce the provisions of Section 2 and Section 6.1 to the extent necessary to receive the Per Share Consideration or other consideration to which each such holder is entitled as expressly set forth in Section 2 and Section 6.1, (iv) the rights of Persons who are explicitly provided to be third party beneficiaries of the Guaranty and the Equity Commitment Letter if and solely to the extent of the rights set forth therein, (v) the rights of Affiliates of Parent to enforce the limitations on liability set forth in Section 8.3(e) and (vi) the rights of the Acquired Entities and their respective Affiliates to enforce the limitations on liability set forth in Section 8.3(f)).

9.10 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two (2) business days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (California time) on any business day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a business day and receipt is confirmed, or if sent after 5:00 p.m. (California time) on any business day and receipt is confirmed, then such communication shall be deemed duly given and made on the business day following the date which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative; provided that, in all cases, such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Acquisition Sub:

c/o Griffin Holdings, LLC

2121 Avenue of the Stars, Suite 2575

Los Angeles, California 90067

Attention: Shaun Gabbay

Facsimile: (424) 245-4623

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with a copy (which shall not constitute notice) to:

Cooley LLP

1333 2nd Street, Suite 400

Los Angeles, California 90401

Attention: C. Thomas Hopkins

Facsimile: (310) 883-6500

if to the Company:

Tufco Technologies, Inc.

PO Box 23500

Green Bay, Wisconsin 54305

Attention: Chief Executive Officer

Facsimile: (920) 482-5816

with a copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Attention: Richard Goldberg

Facsimile: (212) 698-3599

9.11 Cooperation. The Company and Parent agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable

69.

term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be consummated as originally contemplated to the fullest extent possible.

9.13 Enforcement.

(a) In the event of any breach or threatened breach by Parent or Acquisition Sub, on the one hand, or the Company, on the other hand, of any covenant or obligation of such party contained in this Agreement, the Guarantee or the Equity Commitment Letter, the other party shall be entitled to seek, in addition to any monetary or damages remedy: (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (ii) an injunction restraining such breach or threatened breach. Any party seeking an injunction or injunctions to prevent breaches of this Agreement, the Guarantee or the Equity Commitment Letter and to enforce specifically the terms and provisions of this Agreement, the Guarantee or the Equity Commitment Letter shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) Except as may otherwise be set forth in Section 8.3, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Except as may otherwise be set forth in Section 8.3, each of Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent or Acquisition Sub, or the Company, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent or Acquisition Sub, or the Company, as applicable, under this Agreement. Except as may otherwise be set forth in Section 8.3, the parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including the right to seek and recover damages for a breach under Section 8.2 or Section 8.3), the Equity Commitment Letter or the Guarantee in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.13 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.13 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.13 prior or as a condition to exercising any termination right under Section 8 (and pursuing damages for a breach by Parent or Acquisition Sub or the Company under Section 8.2 or Section 8.3 after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 9.13 or anything set forth in this Section 9.13 restrict or limit

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any party’s right to terminate this Agreement in accordance with the terms of Section 8 or pursue any other remedies under this Agreement (including the right to seek and recover damages for a breach by Parent or Acquisition Sub or the Company under Section 8.2 or Section 8.3), the Equity Commitment Letter or the Guarantee that may be available then or thereafter.

9.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

71.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TUFCO HOLDINGS, LLC

By:	/s/ Shaun Gabbay
Name:	Shaun Gabbay
Title:	Manager

PACKERS ACQUISITION SUB, INC.

By:	/s/ Shaun Gabbay
Name:	Shaun Gabbay
Title:	President

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TUFCO TECHNOLOGIES, INC.

By:	/s/ James F. Robinson
Name:	James F. Robinson
Title:	President and CEO

2.

EXHIBITS

Exhibit A – Certain Definitions

Exhibit B – Conditions to the Offer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and Exhibit B):

Acceptance Time. “Acceptance Time” shall mean the first time as of which Acquisition Sub accepts any shares of Company Common Stock for payment pursuant to the Offer.

Acquired Entities. “Acquired Entities” shall mean the Company and each of its Subsidiaries, collectively.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent, Acquisition Sub or any of their respective Subsidiaries or by any of their respective Representatives on their behalf) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent, Acquisition Sub or any of their respective Subsidiaries or by any of their respective Representatives on their behalf) relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions with any Person other than Parent or Acquisition Sub or any of their respective Subsidiaries involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any Acquired Entity is a constituent corporation ; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any Acquired Entity; or (iii) in which any Acquired Entity issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Acquired Entity; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Entities.

Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Exhibit A-1

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any Acquired Entity within the meaning of Sections 414 (b), (c), (m) and (o) of the Code, and the regulations thereunder.

Company Board Recommendation. “Company Board Recommendation” shall mean the recommendation of the Company’s board of directors that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt the Agreement.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which any Acquired Entity is a party, by which any Acquired Entity or any of their assets are bound or pursuant to which any Acquired Entity has any rights.

Company Equity Plan. “Company Equity Plan” shall mean any of the following, in each case as amended: the 1992 Non-Qualified Stock Option Plan, the 1993 Non-Employee Director Stock Option Plan, the 2003 Non-Qualified Stock Option Plan, the 2004 Non-Employee Director Stock Option Plan and the 2013 Non-Qualified Stock Option Plan.

Company IP. “Company IP” shall mean all material Intellectual Property and Intellectual Property Rights that any Acquired Entity owns (or purports to own) or in which any Acquired Entity has (or purports to have) an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance that, considered together with all other effects, changes, claims, events and circumstances, has had or could reasonably be expected to have or result in a material adverse effect on, (1) the business, financial condition, or results of operations of the Acquired Entities or (2) the ability of the Company to consummate the Contemplated Transactions, but shall not include: (i) effects, changes, claims, events or circumstances resulting from (A) changes since the date of the Agreement in global or national economic or political conditions or the securities, credit or financial markets worldwide, (B) changes since the date of the Agreement in conditions generally affecting the industry in which the Acquired Entities operate, (C) changes since the date of the Agreement in generally accepted accounting principles or the interpretation thereof, (D) changes since the date of the Agreement

Exhibit A-2

in Legal Requirements, (E) any acts of terrorism or war since the date of the Agreement, or (F) any stockholder class action or derivative litigation commenced against the Company since the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement; (ii) any adverse impact on any Acquired Entities’ relationships with employees, customers and suppliers of such Acquired Entity that is attributable to the announcement or pendency of the Agreement and the Contemplated Transactions, or any other adverse impact on any Acquired Entity that is directly (and to the extent) attributable to the announcement and pendency of the Contemplated Transactions; (iii) any failure after the date of the Agreement to meet internal or analyst projections or forecasts for any period or changes in the trading price or trading volume of Company Common Stock, in and of itself; or (iv) the taking of any action required to be taken by the Company pursuant to the Agreement or specifically instructed or consented to, in advance and in writing, by Parent; provided that, (x) in the case of each of clauses “(i)(A),” “(i)(B), “(i)(C), “(i)(D)” and “(i)(E)” above, the exception shall apply so long as and only to the extent that such effects, changes, claims, events or circumstances do not disproportionately impact the Acquired Entities relative to other participants in the industry or industries in which the Acquired Entities conduct their business and (y) any facts or circumstances underlying, causing or contributing to any litigation of the type referred to in clause “(i)(F)” of the preceding sentence, or underlying, causing or contributing to any failure or decline of the type referred to in clause “(iii)” of the preceding sentence, in each case that are not otherwise excluded from the definition of a Company Material Adverse Effect, may be taken into account in determining whether there has been or would be a Company Material Adverse Effect.

Company Option. “Company Option” shall mean each option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or current privacy policy of any Acquired Entity, including any policy relating to: (a) the privacy of any user of any Company Product or any user of any website of any Acquired Entity; (b) the collection, storage, disclosure or transfer of any Personal Data; or (c) any employee information.

Company Product. “Company Product” shall mean any product or service that any Acquired Entity manufactured, marketed, distributed, leased (as lessor), licensed (as licensor) or sold at any time since January 1, 2010.

Exhibit A-3

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of May 9, 2012, between the Company and Parent, as amended through the date hereof.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean: (i) all actions and transactions contemplated by the Agreement, including (A) the Offer and the acceptance for exchange of shares of Company Common Stock pursuant to the Offer, (B) the Merger and (C) the Financing; and (ii) all actions and transactions contemplated by the Stockholder Agreements.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, warrant, note, debenture, indenture, option, warranty, purchase order, license, sublicense, or legally binding commitment or undertaking, and any amendments to any of the foregoing.

Designated Representations. “Designated Representations” shall mean the representations and warranties of the Company contained in Section 3.3 of the Agreement.

Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.7 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Exhibit A-4

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasigovernmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Stock Market LLC and the Financial Industry Regulatory Authority).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), recipes, tools, files, records and data, all schematics, test methodologies, prototypes, processes, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, proprietary information, protocols, schematics, specifications, software, software code (in any form, including firmware, source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights (collectively with those rights in clause “(f)”, “Trademarks”); (c) trade secret rights; (d) patent and industrial property rights (collectively with those rights in clause “(f)”, “Patents”); (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

Exhibit A-5

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. An Entity shall be deemed to have “Knowledge” of a fact or other matter if any of the members of its board of directors or any of its executive officers has actual knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that such information, document or material was made available by the Company to Parent or by Parent to the Company, as applicable, for review prior to the execution of the Agreement, by either (i) physically delivering such information to the recipient, (ii) delivering such information to the recipient in electronic format, whether via email or contained in a disc or other memory device, or (iii) by making such information available to the recipient in a virtual data room maintained by such party or otherwise in connection with the Contemplated Transactions.

Open Source License. “Open Source License” shall mean any license that has been designated as an approved “open source license” on www.opensource.org (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License).

Order. “Order” shall mean any order, writ, injunction, judgment or decree issued, entered or otherwise promulgated by a court of competent jurisdiction or other Governmental Body.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any change, effect or circumstance which, individually or in the aggregate, may reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Offer, the Merger and the Contemplated Transactions.

Exhibit A-6

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall include (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number and customer or account number, (b) any other piece of information that allows the identification of a natural person and (c) any other data or information collected by or on behalf of any Acquired Entity from users of Company Products or any website of any Acquired Entity.

Proxy Statement. “Proxy Statement” shall mean the proxy or information statement of the Company to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered or filed with, or issued under the authority of, any Governmental Body, including all granted Patents, registered copyrights, registered mask works and registered Trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, and advisors.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Proposal. “Superior Proposal” shall mean an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity or debt securities or a combination thereof, all or substantially all of the outstanding shares of Company Common Stock or the Acquired Entities’ assets, that (a) was not

Exhibit A-7

obtained or made as a direct or indirect result of a breach of the Agreement and (b) is on terms and conditions that the board of directors of the Company (or a committee thereof) determines, in its reasonable, good faith judgment, after consultation with the Company’s financial advisors and outside counsel, and after taking into account the likelihood and timing of consummation of the purchase transaction contemplated by such Superior Proposal, to be more favorable from a financial point of view to the Company’s stockholders than the Transaction.

Tax. “Tax” shall mean any tax (including any tax based upon or measured by income, capital gains, gross receipts, profits, employment or occupation, any value-added tax, franchise tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, declaration, schedule, notice, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body relating to Taxes.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to make a Company Board Recommendation or shall have made a Recommendation Change; (ii) following the disclosure or announcement of an Acquisition Proposal or an Acquisition Inquiry, the board of directors of the Company fails to reaffirm publicly the Company Board Recommendation, within ten (10) business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (iii) the board of directors of the Company shall have publicly approved, endorsed or recommended any Acquisition Proposal; (iv) any Acquired Entity shall have entered into any letter of intent or Contract contemplating or providing for any Acquisition Proposal (other than a confidentiality agreement executed and delivered in accordance with clause “(iii)” of Section 5.3(b) of the Agreement); or (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a third party and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

Year-End Balance Sheet. “Year-End Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2012, included in the Company’s Report on Form 10-K for the fiscal year then ended, as filed with the SEC on December 28, 2012.

Exhibit A-8

EXHIBIT B

CONDITIONS TO THE OFFER

The obligation of Acquisition Sub to accept for payment and deliver consideration for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses “(a)” through “(j)” below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Acquisition Sub shall not be required to accept for payment or deliver consideration for, and may delay the acceptance for payment or the delivery of consideration for, any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not be satisfied by midnight, Eastern Time, on the Expiration Date (taking into account any extensions made pursuant to Section 1.1(d)), or (ii) any of the following additional conditions shall not be satisfied or have been waived in writing by Parent:

(a) each of the Designated Representations shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all material respects as of such date or time); provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(b) each of the representations and warranties of the Company set forth in the Agreement (other than those referred to in clause “(a)” above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), except where the failure of such representations and warranties to be accurate, including the circumstances constituting or giving rise to such inaccuracies, considered in the aggregate, do not constitute a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

Exhibit B-1

(c) each covenant set forth in the Agreement that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with or performed in all material respects, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured;

(d) since the date of the Agreement, no Company Material Adverse Effect shall have occurred and be continuing;

(e) Parent and Acquisition Sub shall have received a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses “(a),” “(b),” “(c)” and “(d)” of this Exhibit B have been duly satisfied;

(f) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or preventing consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body having authority over Parent, Acquisition Sub or any Acquired Entity and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Offer or the Merger by a Governmental Body having authority over Parent, Acquisition Sub or any Acquired Entity that makes the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger illegal; provided, however, that each party shall have used its reasonable best efforts to have any such injunction, order or Legal Requirement or other prohibition lifted;

(g) there shall not be pending, or threatened in writing, any Legal Proceeding by any Governmental Body having authority over Parent, Acquisition Sub or any Acquired Entity challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or any of the other Contemplated Transactions;

(h) no Triggering Event shall have occurred;

(i) Parent or Acquisition Sub (either directly or through any of its Subsidiaries) shall have received the proceeds of the Financing; and

(j) the Agreement shall not have been validly terminated.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent, in whole or in part at any time and from time to time, in the sole discretion of Parent.

Exhibit B-2